MAYOLY SPINDLER / PROTEA

JOINT RESEARCH AND DEVELOPMENT AGREEMENT

BETWEEN

LABORATOIRES MAYOLY SPINDLER SAS, a corporation created and organized under French laws, having its registered office at 6, avenue de l’Europe, 78400 Chatou, France, represented by its President, SCORPIUS SAS, a corporation created and organized under French laws, having its registered office at 55 rue Jouffroy d’Abbans, 75017 Paris, France, itself being represented by its President Mr. Jean-Nicolas VERNIN;

hereafter referred to as “LMS”,

ON THE ONE HAND,

PROTEA EUROPE SAS, a corporation created and organized under French laws having its registered office at 8 Chemin de Maruejols, 30420 Calvisson, France, represented by its President Mr. Daniel Dupret;

hereafter referred to as “PROTEA EUROPE”,

AND

PROTEA Biosciences Inc., a corporation created and organized under the laws of Delaware, whose principal place of business is located at 955 Hartman Run Road, 26507 Morgantown WV, United States of America, represented by its Chief Executive Officer, Mr. Steve Turner,

hereafter referred to as “PROTEA Inc.”,

PROTEA EUROPE and PROTEA Inc. being referred to hereafter, jointly and severally, as “PROTEA”

ON THE OTHER HAND

(hereafter “this Agreement”)

LMS and PROTEA each also being referred to hereafter as a “Party” or collectively as “the Parties”, entered into as of the 22nd day of March 2010.

WHEREAS, LMS is a duly authorized French laboratory engaged in the development, production, manufacturing, marketing and distribution of over the counter (OTC) and prescription drugs;

MAYOLY SPINDLER / PROTEA

In 2000, LMS filed an international patent application entitled, “Cloning and expressing an acid-resistant extracellular lipase of Yarrowia lipolytica” such application being published under WO 01/83773. This application has entered the European national stage and was granted and made effective in France, Germany, Belgium, Austria, Cyprus, Denmark, Portugal, Switzerland, Sweden, UK, Spain, Netherlands, Monaco, Finland, Italy, Luxembourg, Ireland, and Greece.

On June 15, 2006, LMS filed an international patent application entitled, “Method for producing lipase, transformed Yarrowia lipolytica cell, capable of producing said lipase and their uses”, such application being filed on June, 15, 2006 under Number PCT/FR2006/001352 and published under WO 2007/1444475; (a list of all related patents and applications as stated in Appendix 1).

On February 2, 2006, LMS signed a licence agreement named “Accord d’exploitation et de licences croisees” with INRA TRANSFERT representing INRA* and CNRS (a copy attached hereto in Appendix 2).

LMS has already carried out and financially contributed to, in an amount of EUR 2,307,665, initial testing, non-clinical studies and Active Ingredient studies. These tests and studies gave interesting results (listed in the Appendix 3) showing that the Active Ingredient is a good candidate as a medicine for cystic fibrosis and pancreatitis.

PROTEA EUROPE is a wholly-owned subsidiary of PROTEA Inc., which provides (i) development services in proteomics at the research, non-clinic and clinic stages of development to operators in the pharmaceutical industry and (ii) research and development of new products for health and PROTEA EUROPE has been recently created for the purpose of providing such services in Europe;

LMS and PROTEA have been conducting preliminary discussions with respect to the development of the above-mentioned Lipase into various pharmaceutical dosage forms for the treatment of exocrine pancreatic insufficiency in chronic pancreatitis or cystic fibrosis and their respective investments in relation thereto as well as with respect to the manufacturing and worldwide commercialization of any drug resulting from such use;

Now, therefore, in consideration of the foregoing premises and the mutual obligations set forth herein, LMS and PROTEA, intending to be legally bound, agree as follows:

ARTICLE 1 - DEFINITIONS

For the understanding and interpretation of this Agreement the following terms, whether they are capitalized or not, singular or plural, shall have the following meaning:

1.1	Access Rights shall mean licenses and user rights to Foreground or Background.

1.2	Active Ingredient shall mean the lipase produced by the transformed yarrowia lipolytica strain.

1.3
Affiliate shall mean, for a Party, any other business entity which directly or indirectly controls, is controlled by or is under common control with such Party. As used in this definition of “Affiliate”, the term “Control” shall mean direct or indirect beneficial ownership of more than 30% of the voting rights or income interest in such business entity or direct or indirect power to direct or cause the direction of the management and the policies of the other business entity by any means whatsoever.

MAYOLY SPINDLER / PROTEA

1.4	Assigned Tasks shall mean the tasks assigned to each Party in the document to be established pursuant to Article 5.1 (a) as may be amended from time to time by the Review Committee.

1.5
Assigned Territory shall mean the geographical area assigned to a Party for the commercialization of any Product, it being provided that North America, referring to the United States of America and Canada, shall be PROTEA’s Assigned Territory and the remaining part of the world shall be LMS’s Assigned Territory. In the event of LMS’s withdrawal from the Development Program, worldwide shall be PROTEA’s Assigned Territory.

1.6
Background shall mean information and knowledge held by a Party prior to the Effective Date of this Agreement as well as copyrights or other intellectual property rights which are needed for carrying out the Project or for using Foreground, provided that regarding intellectual property rights for which a patent application must be filed, only those intellectual property rights for which a patent application was filed before the Effective Date of this Agreement are included.

1.7	Completion Date shall mean the date when the Development Program is anticipated to be completed as provided for in Article 5.2.

1.8
Confidential Information shall mean any information in whatever form, tangible or intangible, whether or not protected by law and whether in writing, disclosed orally, or otherwise, including but not limited to information of a commercial, marketing, scientific or technical nature including, without limitation Foreground and Background, patented or unpatented inventions, concepts, know-how, experimental methods, processes, trade secrets, formulae, graphs, biological materials and other materials relating to any of the Parties and/or the Project. Confidential Information shall not include information which (a) is, on the date received, already known to the recipient, (b) is in, or later enters, the public domain through no wrongful act of the recipient, including without limitation any breach of this Agreement, (c) has been lawfully received by the recipient from a third party without similar restriction and without breach of this Agreement, provided its written records document such receipt, (d) has been independently developed by the recipient prior to the disclosure, provided its written records document such development, or (e) the release or use of which was approved by Notice by the disclosing Party.

1.9	Coordinator shall mean the person appointed pursuant to Article 4.

1.10
Development Program shall mean development of the Active Ingredient various pharmaceutical dosage forms for the treatment of exocrine pancreatic insufficiency in chronic pancreatitis or cystic fibrosis in order to get Marketing Approval by U.S. or Canadian authorities (for PROTEA) and French authorities or the European Medicines Agency (“EMEA”) (for LMS) (Appendix 4).

1.11
Dissemination shall mean the disclosure of Foreground by any appropriate means other than that resulting from the formalities for protecting it, and including the publication of Foreground in any medium.

MAYOLY SPINDLER / PROTEA

1.12	Effective Date shall mean the date of signature of this Agreement as stated on the signature page of this Agreement.

1.13
Foreground shall mean the results, including information, materials and knowledge, generated by the Project in whatever form, tangible or intangible, whether or not protected by law and whether in writing, disclosed orally, or otherwise, including but not limited to intellectual property rights such as rights resulting from copyright protection, related rights, design rights, patent rights, plant variety rights or similar forms of protection.

1.14
Good Manufacturing Practices or c-GMP shall mean the regulatory requirements for good manufacturing practices promulgated by the United States Food and Drug Administration (FDA) under the Federal Food, Drug and Cosmetic Act, as amended, 21 C.F.R, § 210 et seq. and 21 C.F.R. § 600-610, as applicable, or any manufacturing standards set now or in the future by the FDA or by the currently applicable regulations, directives, or decisions of the European Union as published in the Official Journal of the European Union or its successor publication or either Party directed specifically to LMS by the appropriate regulatory authorities. Moreover, GMP shall be understood to be the higher or more stringent of the FDA or European Community (“EC”) standards unless otherwise mutually agreed by the Parties.

GLP or Good Laboratory Practices shall mean the regulatory requirement for Good Laboratory practices according to the “Directive 2004/10/EC of the European Parliament and of the Council of 11 February 2004 on the harmonization of laws, regulations and administrative provisions relating to the application of the principles of good laboratory practice and the verification of their applications for tests on chemical substances” and Directive 2004/9/EC of the European Parliament and of the Council of 11 February 2004 on the inspection and verification of good laboratory practice (GLP) and US Food Drug Administration, Good Laboratory Practice Regulations 21 CFR Part 58, December 22, 1978 (and subsequent amendments), Japanese Ministry of Health and Welfare, Good laboratory Practice Standards, Pharmaceutical Affairs Bureau, Ordinance No 21, March 26 ,1997. The GLP embodies a set of principles that provides a framework within which laboratory studies are planned, performed, monitored, recorded, reported and archived.

GCP or Good Clinical Practices shall mean the regulatory requirement for Good Clinical practice according to the ICH E6 guidelines for Clinical Practice, EU Directive 2001/20/EC, article 1, clause 2 “Good clinical practice is a set of internationally recognized ethical and scientific quality requirements which must be observed for designing, conducting, recording and reporting clinical trials that involve the participation of human subjects.” EU Directive 2005/28/EC.

1.15	Management Committee shall mean the management committee established pursuant to Article 4.

1.16
Marketing Approval shall mean the official communication delivered by the competent authority of any portion of the Parties’ Assigned Territories that allows the commercial marketing of any Product in such portion of the Assigned Territories.

1.17.1
Annual Net Sales Price shall mean amount invoiced on the Product to the clients by PROTEA, and all amount invoiced to the clients by PROTEA’s sublicensees, less any taxes, duties, transportation and insurance costs, rebates, discounts, and returns during each twelve months period (starting on January 1st, to December 31st).

MAYOLY SPINDLER / PROTEA

1.17.2	Gross Margin Profit shall mean the Annual Net sales Price deducted from the cost of goods. Cost of good shall mean all direct and indirect cost incurred for the manufacturing of Product.

1.18
Notice shall mean a certified mail with return receipt requested or a special delivery service, such as Federal Express or DHL, provided that some record of delivery is maintained or, where urgent, a facsimile, or an e-mail, provided that receipt of that facsimile or e-mail is acknowledged by the party to whom it is addressed by non-automatic means.

1.19	Patent(s) shall mean any patent granted in any portion of the Parties’ Assigned Territories as a result of the application filed by LMS and INRA:

•
On June 15, 2006, LMS filed international patent application number PCT/FR2006/001352, entitled “Method for producing lipase, transformed Yarrowia lipolytica cell, capable of producing said lipase and their uses”, and published under WO 2007/1444475. National and regional phases have been filed, but are not yet issued.

•
On April, 28, 2000, LMS filed international patent application number PCT/FR00/01148, entitled “Cloning and expressing an acid-resistant extracellular lipase of Yarrowia lipolytica”, and published under WO 01/83773.. National and regional phases have been filed, and have issued in France, Germany, Belgium, Austria, Cyprus, Denmark, Portugal, Switzerland, Sweden, UK, Spain, Netherlands, Monaco, Finland, Italy, Luxembourg, Ireland, and Greece.

•
On September 1st, 1998, INRA and CNRS filed an international patent application Method for non-homologous transformation of Yarrowia lipolytica”, filed on September 1st 1998 in France, and issuing from national stage applications based on application number PCT/FR99/02079. National and regional phases have been filed, and have issued in, Germany, Austria, Belgium, Cyprus, Denmark, Finland, France, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal, United Kingdom, Sweden, Switzerland, USA.

It is established that the industrial application of patents issuing from national stage applications based on PCT/FR2006/001352 and PCT/FR00/01148 are dependent on the patents issued to Institut National de law Recherche Agronomique (“INRA”) and Centre National de Recherche Scientifique (“CNRS”) entitled, “Method for non-homologous transformation of Yarrowia lipolytica”, filed on September 1st 1998 in France, and issuing from national stage applications based on application number PCT/FR99/02079.

On February 2, 2006, LMS and INRA TRANSFERT, as representative for INRA and CNRS, signed a reciprocal license agreement named “Accord d’exploitation et de licences croisees” (hereafter the “reciprocal license agreement” a copy of which is attached hereto in Appendix 2 that PROTEA recognizes to have known). LMS and INRA/CNRS patents are defined in the reciprocal license agreement as “INRA-CNRS/LMS Technology”.

MAYOLY SPINDLER / PROTEA

The Parties acknowledge that PCT/FR2006/001352 is a continuation of the “INRA-CNRS/LMS Technology”, and that LMS and PROTEA will have to comply with the terms of the reciprocal license agreement, especially about agreement by INRA TRANSFERT (subsidiary of INRA in charge of patent management), sublicensing, and the scope of the scope of the licensed activities.

By a letter signed on April 29, 2009, INRA TRANSFERT has agreed to the sublicenses granted to PROTEA by LMS under the present agreement on the INRA/CNRS patent application Number PCT/FR99/02079 for lipase production in the field of human therapeutic.

1.20	Products shall mean any human pharmaceutical medicine developed from the Active Ingredient.

1.21
Project shall mean the development of the Active Ingredient into various pharmaceutical dosage forms for the treatment of exocrine pancreatic insufficiency in chronic pancreatitis or cystic fibrosis, and the manufacturing and marketing of any Product

1.22	Project Schedule shall mean the initial schedule referred to in Article 2.2 and attached as Appendix 5 to this Agreement as may be amended from time to time by the Review Committee.

1.23
Development Budget shall mean the expenses anticipated to be incurred for the Development Program as stated in the initial budget attached as Appendix 6 to this Agreement as may be amended from time to time by the Review Committee.

1.24	Review Committee shall mean the review committee established pursuant to Article 4.

1.25	Starting Date shall mean the date when the Development Program is to start as provided in Article 5.2.

1.26	Steps shall mean the stages of activities set forth in Appendix 6 as Steps I, II, III and IV.

1.27
Technical Documentation shall mean the documentation and technical information regarding any Product, including, but not limited to information on the composition, manufacturing process of any Product as well as non-clinical and clinical studies for delivery of any Marketing Approval.

1.28
Use shall mean the direct or indirect utilization of Foreground in further research activities other than those covered by the Project, or for developing creating and marketing a product or process, or for creating and providing a service.

ARTICLE 2 - SUBJECT MATTER AND SCOPE OF THE AGREEMENT

2.1
The subject matter of this Agreement is to organize the Parties’ relationships for the completion of the Project including, but not limited to, (i) determining their respective rights and obligations in the conduct of the Project, (ii) organizing the management of the Project, (iii) setting up the rules for the ownership and Access Rights to intellectual property rights, including, but not limited to, Background and Foreground and (iv) setting up the principles for the manufacturing and marketing of any Product.

MAYOLY SPINDLER / PROTEA

2.2	The Project shall be conducted, according to the Project Schedule, in four Steps (see Appendix 6).

ARTICLE 3 - CONTRIBUTIONS OF THE PARTIES

3.1	Contributions

For the performance of the work required for the completion of the Project, each Party shall use reasonable efforts to ensure the success of the Project, including, but not limited, to (i) devoting sufficient personnel and facilities required for the performance of its Assigned Tasks, (ii) making available for the Project appropriately qualified personnel to supervise, analyze, and report on the results obtained in the furtherance of the Project and, (iii) deploying such scientific, technical, financial and other resources as is necessary to conduct the Project as specified herein.

3.2	Financial Contributions and Public Aids

Based on the Development Budget, the Parties shall contribute to the financing of the Development Program in respective shares of 60% for LMS and 40% for PROTEA.

It is understood that the Parties shall use their best efforts to obtain any public funding for which the Development Program may be eligible to, including, but not limited to, nonreimbursable aids available through French centers of competitiveness such as the one established in Region LR and Region PACA named Orpheme.

3.3	Withdrawal from Development Program and/or Project

Either Party may at any time withdraw from the Development Program or the Project with a three (3) month prior Notice to the other Party. In this event, the other Party shall be entitled to continue the Development Program or the Project on its own or in cooperation with a third-party and the continuing Party shall not be prevented access to Confidential Information and all Technical Documentation as may be necessary for the performance of the Development Program or the Project, provided, however, that the continuing Party shall not enter into any kind of agreement with any third-party for the purpose of continuing the Development Program and/or the Project without informing the other Party. Notwithstanding the provisions of Article 14.2, withdrawal of Development Program or Project by one Party shall not be considered as an event of Agreement termination.

Notwithstanding the provisions of Article 9 hereafter, in the event of LMS’s withdrawal from the Development Program, PROTEA shall be granted a world wide Access Right to the Patent as per Article 6.2 Background and Foreground hereafter and LMS shall be entitled to the payment by PROTEA of royalties as provided for in Article 6.3.

In the event that PROTEA EUROPE and/or PROTEA Inc.’s withdrawal from the Development Program only, but continue to participate in the Project, LMS shall be entitled to the payment of royalties as provided in Article 7.3 on the Annual Net Sales of Products made by or on behalf of PROTEA and/or PROTEA Inc. in PROTEA’s Assigned Territory.

MAYOLY SPINDLER / PROTEA

In the event of PROTEA’s withdrawal of both the Development Program and the Project, LMS would recover its complete freedom of action in PROTEA’s Assigned Territory.

In the event Party’s withdrawal from the Development Program and continuation by the other Party, the entire Agreement shall be maintained in full force except any material and financial obligations that should have been directly performed by the withdrawal party in the Development Program, as referred in the Appendix 4, 5, 6, 7 and except any right to nominate and participate to the Management committee.

ARTICLE 4 - PROJECT MANAGEMENT

The management of the Project shall be organized with a Coordinator, a Management Committee and a Review Committee.

4.1	Coordinator

Appointment. - Promptly upon the Effective Date, LMS shall appoint one of its employees to act as Coordinator, that could be the LMS Project manager/ Project Engineer.

Duties. - The Coordinator shall monitor the compliance by each Party with its obligations under this Agreement and act as an effective intermediary between the Parties. In this regard, the Coordinator shall carry out the following tasks, including but not limited to:

(a)	receiving the financial contributions of each Party provided for under Article 3.2 above and allocating them as decided by the Review Committee;
(b)	keeping the records and financial accounts relevant for the financial contributions of each Party;
(c)	being responsible for the communication between the Parties including without limitation the exchange of information related to Foreground and Background;
(d)	coordinating the day-to-day actions of the Parties ;
(e)	convening meetings with the Management Committee and the Review Committee as provided for in Articles 4.2 and 4.3.

The Coordinator shall not act beyond the scope of his duties as provided above. He shall not be entitled to enter into any agreements or make any commitments on behalf of either Party or both Parties without their prior written consent.

4.2	Management Committee

Composition and Management Committee Meetings. - Within thirty (30) days from the Effective Date, each Party shall designate a Project Manager and/or a Project Engineer who shall compose the Management Committee.

Each Project Manager and/or Project Engineer shall be assigned to the Project until satisfactory completion of the Project.

MAYOLY SPINDLER / PROTEA

Each Project Manager shall be responsible for communicating all instructions and information in relation to the Project to the Coordinator and will be available on an agreed upon regular basis for consultation at pre-arranged times during the course of the Project.

In his or her absence, the Party which originally appointed such Project Manager or Project Engineer shall appoint a substitute or replacement, as necessary.

The Management Committee shall meet every two months, unless the Coordinator calls for an extraordinary meeting. The Coordinator shall distribute the minutes of each meeting to all members of the Management Committee within twenty (20) days after the relevant meeting.

Duties of the Management Committee. - The Management Committee shall be responsible for:

(a)	preparing a detailed schedule of the Assigned Tasks to be performed by each Party as well as the Development Budget and any other anticipated detailed financial expenses to be incurred;
(b)
organizing all logistics and material support for the performance of the Project, it being provided that - Clinical Studies of the Development Program shall be performed under the supervision of LMS’s Project Manager by a team composed of employees of both Parties. PROTEA’s employees shall be based in PROTEA’s facilities;

(c)	following-up the Parties’ contributions and the payment of public aid if any;

In order to allow a better financial sharing as defined in the present agreement (i.e 60% for LMS and 40% for PROTEA), a balance of Project cost will be drafted, the party having financed more than his commitment shall send an invoice to the other Party who shall pay such invoice within 30 days of receipt. The first such balance of costs shall be drafted at the end of December 2009. Then for the subsequent period, balances will be determined and made every 6 months.

During the Agreement, balance of cost will be drafted according to the financial Appendix or as revised by the committee.

(d)	monitoring the implementation of the Development Program schedule and the Program Budget;
(e)	submitting quarterly a scientific, technical, financial progress report (the “Progress Report”) on the implementation of the Project to the Review Committee.

4.3	Review Committee

Composition and Review Committee Meetings. - The Review Committee shall consist of:

(a)	LMS’s President, or his nominee, LMS’s Project Manager and such other person(s) designated by the Project Manager;
(b)	PROTEA’s President, or his nominee, PROTEA’s Project Manager and such other person(s) designated by the Project Manager.

MAYOLY SPINDLER / PROTEA

The Review Committee will meet at least twice a year to review the progress of the Project, unless either Party calls for an extraordinary meeting. Any meeting of the Review Committee shall be called upon at least every 6 months.
The Chairman for each meeting of the Review Committee shall alternate between a representative of LMS and a representative of PROTEA with the initial Chairman of the Review Committee being appointed by LMS. The Chairman of the Review Committee shall be responsible for providing an agenda for each meeting at least ten (10) days in advance of such meeting and shall prepare written minutes of all Review Committee meetings in reasonable details. The Chairman shall distribute such minutes to all members of the Review Committee within twenty (20) days after the relevant meeting.

The Parties agree that the first Review Committee shall take place before the end of March 2010, at LMS’s facilities in Chatou.

Duties. - The Review Committee shall have the strategic direction of the Project and shall make all decisions required for the implementation of the Project of a strategic, financial and/or contractual nature, including but not limited to:

(a)	amendments to the Project schedule
(b)	amendments to the contributions of the Parties, including, but not limited to, their Assigned Tasks and the Development Budget;
(c)	the progress of implementation of the contributions;
(d)	amendments to this Agreement.

Decisions. - Decisions of the Review Committee shall be taken unanimously LMS and PROTEA each having one vote.

Should the Review Committee fail to agree on any issue related to the Project, the Review Committee shall have an internationally reputed independent expert (the “Independent Expert”) selected as provided for in Article 19 hereafter.

The Independent Expert acting pursuant to this provision shall be a reputed expert qualified in the field relevant to the issue to be determined provided, however, that the Independent Expert shall not act if he/she is, whether individually or through his/her association with any firm or network, in a position of conflict of interest with any of the Parties or with any Affiliate of a Party.

4.4	Locations of Committees

The location of meetings as mentioned art 4.2 and 4.3 will be on a rotating basis between LMS facilities in Chatou and PROTEA’s facilities in Nimes and each Party shall bear its own costs in relation thereto. Additionally, the Committees will communicate by telephone, facsimile and/or video conference, as may be necessary.

MAYOLY SPINDLER / PROTEA

ARTICLE 5 - COMMITMENTS

5.1	Upon the Effective Date, the Parties will promptly establish:

(a)
a document stating their detailed respective Assigned Tasks for the performance of the Project, provided that (i) during the performance of step I, II & III, PROTEA shall be responsible for analytical development and work, in biological matrices including serum assays for lipase and related protein targets, and LMS shall be responsible for all other tasks and that (ii) for the performance of Step IV each Party shall be responsible for the marketing of Products on its own Assigned Territory; This sentence is not understood able

(b)	Working methods and procedures allowing traceability/tracking of the works and coordination between the Parties;
(c)	the structures for the management of the Project as provided for in Article 4 above.

5.2	Duration of Development Program

Starting Date. - The Parties shall use their best efforts to start the Development Program i.e., Step I on or before October 31, 2009.

Step II shall start immediately upon completion and validation of the Step I.
In the event the Starting Date is not met, either Party shall be entitled to terminate this Agreement upon Notice of such termination to the other Party and without incurring any liability towards such other Party, subject to any extension to be decided, by the Review Committee, in advance of such Starting Date.

Completion Date. - Step III shall be deemed performed upon satisfactory completion of the Development Program, provided that the Parties shall use their best efforts to have the Development Program completed by December 31, 2014, subject to any extension to be decided, on a yearly basis, by the Review Committee, in advance of such Completion Date or any anniversary date of such Completion Date.

ARTICLE 6 - MARKETING OF PRODUCTS

6.1	Exclusive rights

LMS hereby grants to PROTEA the exclusive right to commercialize any Products in its Assigned Territory, subject to the terms and conditions of this Agreement, including the financial terms in Article 6.3, and on other terms and conditions to be negotiated in good faith by the Parties. No later than one year after the completion of Step III, the Parties shall enter into a definitive commercialization license agreement defining such other terms and conditions with respect to such Products. PROTEA shall be the holder of any and all applications to obtain Marketing Approval filed in its Assigned Territory, including New Drug Applications and Investigational New Drug Applications, and shall retain ownership to all such pending and approved applications. For purposes of this Agreement, the term “commercialize” shall mean to market, offer for sale, sell, or distribute.

The Parties hereby agree that the definitive commercialization license agreement shall be effective from its effective date and shall continue to be in full force and effect until the expiry date of the international patent filed by LMS on June 15th 2006, under application number PCT/FR2006/001352, entitled “Method for producing lipase, transformed Yarrowia lipolytica cell, capable of producing said lipase and their uses”, i.e. until June 15th, 2026.

MAYOLY SPINDLER / PROTEA

Terms and conditions of a renewal of the definitive commercialization license agreement shall be provided for in such document.

According to INRA Transfert and LMS “reciprocal license agreement” signed on February 2nd 2006, LMS grants to PROTEA a limited Access Rights for “INRA-CNRS/LMS Technology” in the field of human therapeutics, subject to the agreement of INRA Transfert.

6.2	Licenses and Sub-licenses

Subject to the terms and conditions of this Agreement, LMS grants to PROTEA an exclusive license in the Assigned Territory, with the right to sublicense, to use the Patents to make, have made, use, import, offer for sale and sell Products. Any sublicenses by PROTEA of its rights under this Agreement shall be consistent with the terms and conditions hereof and shall be subject to LMS’s prior written approval, which shall not be unreasonably withheld. LMS shall give its approval as for any sublicenses within 30 days of PROTEA’s request to sublicense. Failure by LMS to give such approval within the above-mentioned time period shall be deemed as an acceptance to grant the sublicense.

6.3	Lump-Sum and Royalties

6.3.1 MILESTONES ROYALTIES PROTEA / LMS

Option 1: Achievement of Development Program by both Parties

In the event of commercialization of any Product in PROTEA’s Assigned Territory, PROTEA shall pay to LMS:

(a)	First, a lump sum of EUR 1,000,000 upon the first delivery of a Marketing Approval in PROTEA’s Assigned Territory, and;
(b)
Second, for the life of any patent issuing in PROTEA’s Assigned territory from a national stage application based on PCT/FR2006/001352, royalties calculated on the Annual Net Sales Price of the Products of

(i) 7% up to EUR 20,000,000,
(ii) 6% between EUR 20,000,000 and EUR 40,000,000 and
(iii) 5% above EUR 40,000,000,

The royalties defined above (b) shall be due only after PROTEA’s actual contribution in the funding of the Development Program, through and including all costs actually incurred for obtaining Marketing Approval in PROTEA’s Assigned Territory for each Product, has been covered by the Gross Profit Margin earned on such Annual Net sales Price.

Royalties shall not begin to accrue until after PROTEA recovers amounts actually paid for funding of the development program.

MAYOLY SPINDLER / PROTEA

Option 2: LMS’s withdrawal during the Development Program, but continuation by PROTEA:

•	PROTEA shall be entitled to market Products in the whole Assigned Territory, i.e worldwide commercialization.

•	PROTEA shall pay to LMS:

(1)	In case of LMS’s withdrawal up to Step I, for the duration of the life of any patents issuing from a national stage application based on PCT/FR2006/001352

a)	Provided that the commercialization of the Product is carried out by PROTEA and/or PROTEA’s Affiliates.

Royalties calculated on the Annual Net Sales Price of the Products of:

(i) 3% up to EUR 20,000,000,
(ii) 2% between EUR 20,000,000 and EUR 40,000,000 and
(iii) 1% above EUR 40,000,000,

b)	Subject to a commercialization of any Product by PROTEA’s sublicense other than PROTEA or PROTEA’s Affiliate, PROTEA will pay to LMS 15% of any kind of amounts earned by PROTEA from its sublicensees.

(2)
In case of LMS’s withdrawal up to Step 2, for the duration of the life of any patents issuing from a national stage application based on PCT/FR2006/001352, royalties calculated on the Annual Net Sales Price of the Products of

a)	Provided that the commercialization of the Product is carried out by PROTEA and/or PROTEA’s Affiliates.

Royalties calculated on the Annual Net Sales Price of the Products of:

(i) 5% up to EUR 20,000,000,
(ii) 4% between EUR 20,000,000 and EUR 40,000,000 and
(iii) 3% above EUR 40,000,000,

b)	Subject to a commercialization of any Product by PROTEA’s sublicense other than PROTEA or PROTEA’s Affiliate, PROTEA will pay to LMS 20% of any kind of amounts earned by PROTEA from its sublicensees.

(3)
In case of LMS’s withdrawal up to Step 3, for the duration of the life of any patents issuing from a national stage application based on PCT/FR2006/001352, royalties calculated on the Annual Net Sales Price of the Products of

a)	Provided that the commercialization of the Product is carry out by PROTEA and/or PROTEA’s Affiliates.

Royalties calculated on the Annual Net Sales Price of the Products of:

MAYOLY SPINDLER / PROTEA

(i) 7% up to EUR 20,000,000,
(ii) 6% between EUR 20,000,000 and EUR 40,000,000 and
(iii) 5% above EUR 40,000,000,

b)	Subject to a commercialization of any Product by PROTEA’s sublicense other than PROTEA or PROTEA’s Affiliate, PROTEA will pay to LMS 25% of any kind of amounts earned by PROTEA from its sublicensees.

The royalties defined above under parts 1(a), 2(a), and 3(a) shall be due only after PROTEA’s actual contribution in the funding of the Development Program, through and including all costs actually incurred for obtaining Marketing Approval in PROTEA’s Assigned Territory for each Product, has been covered by the Gross Profit Margin earned on such Annual Net Sales Price.

Option 3: PROTEA’s withdrawal during the Development Program, continuation by LMS, but commercialization by Protea in the Assigned Territory, as defined Article 1:

(1)	PROTEA’s withdrawal up to Step 1,

PROTEA shall initially first pay to LMS for the duration of the life of any patents issuing in PROTEA’s Assigned Territory from a national stage application based on PCT/FR2006/001352, royalties calculated on the Annual Net Sales Price of the Products of
(i) 12% up to EUR 20,000,000,
(ii) 11% between EUR 20,000,000 and EUR 40,000,000 and
(iii) 10% above EUR 40,000,000,
AND only after the supplementary contribution caused by the PROTEA’s withdrawal, and paid by LMS (i.e all expenses above 6 946 200€) in the funding of the Development Program, has been covered by the Gross profit Margin earned on such Annual Net Sales Price.

Following the achievement of this clause and for the life of any patents issuing in PROTEA’s Assigned Territory from a national stage application based on PCT/FR2006/001352, PROTEA will pay to LMS the lump sum (1,000,000€) and royalties according to the whole settlement defined in option 1

(2)	PROTEA’s withdrawal up to Step 2

PROTEA shall initially first pay to LMS for the duration of the life of any patents issuing in PROTEA’s Assigned Territory from a national stage application based on PCT/FR2006/001352, royalties calculated on the Annual Net Sales Price of the Products of
(i) 11% up to EUR 20,000,000,
(ii) 10% between EUR 20,000,000 and EUR 40,000,000 and
(iii) 9% above EUR 40,000,000,

AND only after the supplementary contribution caused by the PROTEA’s withdrawal, and paid by LMS (i.e. all expenses above 6 946 200€) in the funding of the Development Program has been covered by the Gross profit Margin earned on such Annual Net Sales Price.

MAYOLY SPINDLER / PROTEA

Following the achievement of this clause and for the duration of the life of any patents issuing in PROTEA’s Assigned Territory from a national stage application based on PCT/FR2006/001352, PROTEA will pay to LMS the lump sum (1,000,000€) and royalties according to the whole settlement defined in option 1

(3)	PROTEA’s withdrawal up to Step 3

PROTEA shall pay to LMS, for the duration of for the life of any patents issuing in PROTEA’s Assigned Territory from a national stage application based on PCT/FR2006/001352, royalties calculated on the Annual Net Sales Price of the Products of
(i) 7% up to EUR 20,000,000,
(ii) 6% between EUR 20,000,000 and EUR 40,000,000 and
(iii) 5% above EUR 40,000,000,

AND only after the supplementary contribution caused by the PROTEA’s withdrawal, and paid by LMS (i.e. all expenses above 6 946 200€) in the funding of the Development Program through and including all costs actually incurred for obtaining Marketing Approval in PROTEA’s Assigned Territory for each Product, has been covered by the Gross Profit Margin earned on such Annual Net Sales Price.

Following the achievement of this clause and for the duration of for the life of any patents issuing in PROTEA’s Assigned Territory from a national stage application based on PCT/FR2006/00135, PROTEA will pay to LMS the lump sum (1,000,000€) royalties according to the whole settlement defined in option 1

OPTION 4: PROTEA’s withdrawal during the Development Program, at any time, and without commercialization by PROTEA

No fee, expenses, or royalties shall be due by both Party.

6.3.2
PROTEA, its Affiliates and Sublicensees shall keep complete, true and accurate books of account and records for the purpose or determining the amounts payable or accountable hereunder. Such books and records shall be kept at one of the principal places of business of Licensee, its Affiliates and Sublicensees for at least five (5) years following the end of the Quarter to which they pertain.

Upon the written request of LMS, PROTEA shall permit LMS to have access during normal business hours, and upon reasonable prior written notice, to such of the records of PROTEA as may be reasonably necessary to verify the accuracy of the calculations of royalties and other amounts due and payable under this Agreement.

6.4	Expenses

Each Party shall bear the expenses incurred in its own Assigned Territory in relation to the marketing of any Product, including, but not limited to, expenses incurred in relation to any application for the delivery of any Marketing Approval.

MAYOLY SPINDLER / PROTEA

ARTICLE 7 - MANUFACTURING PROCESS

The manufacturing process shall be conducted in compliance with the in force Good Manufacturing Practices. To all possible extent, the production of the Active Ingredient for any Product will be conducted in common facilities, each Party remaining free to choose its own facilities for the manufacture and/or packaging of any Product.

ARTICLE 8 - SUBCONTRACTING

Subject to written approval consent by the other party, either Party may subcontract the performance of its obligations hereunder to approved subcontractors, provided that the subcontracting Party shall be fully responsible for the work of his subcontractors, as for its own work and that such subcontracting shall not relieve the subcontracting Party of any of its obligations hereunder.

ARTICLE 9 - INTELLECTUAL PROPERTY

9.1	Foreground and Background

Ownership. - Each Party shall retain ownership of its own Background. Unless otherwise agreed between the Parties in writing, ownership to any part of the Foreground shall be retained by the Party which carried out the work generating that part of the Foreground. Unless otherwise agreed between the Parties in writing, ownership of any part of the Foreground created jointly by LMS and PROTEA shall be owned jointly by the Parties.

For the performance of the work required for the completion of the Project, each Party shall be entitled to grant non assignable non-exclusive licenses to third parties in its respective Assigned Territory, without any right to sub-license, subject to the licensing Party giving at least a thirty (30) days prior Notice to the other Party.

If employees or other personnel working for a Party are entitled to claim rights to any part of the Foreground that Party shall ensure that it is possible to exercise those rights in a manner compatible with its obligations under this Agreement.

Transfer of Foreground. - Subject to the provisions of Article 15, where a Party transfers ownership of all or part of its Foreground, it shall assign its obligations regarding such part of its Foreground under this Agreement to the assignee, including the obligation to assign those obligations on to any subsequent assignee.

Where a Party intends to transfer ownership of all or part of its Foreground to a third party established in the other Party’s Assigned Territory, such other Party may oppose such transfer of ownership of Foreground if it considers that such transfer would adversely affect its rights under this Agreement in which case, the transfer of ownership shall not take place unless the other Party has been satisfied that appropriate measures are taken and has authorized the transfer in writing.

MAYOLY SPINDLER / PROTEA

Protection. - Where all or part of Foreground is capable of industrial or commercial application, the owning Party shall provide for its adequate and effective protection, having due regard to its legitimate interests and the legitimate interests, especially the commercial interests, of the other Party.

Where all or part of Foreground is capable of industrial or commercial application and its owner does not protect it, the other Party or an Affiliate of such other Party may assume ownership of that Foreground and take all measures for ensuring its adequate and effective protection. The owning Party may refuse consent only if it can demonstrate that its legitimate interests would be adversely affected.

Use. - Either Party may freely, directly or indirectly use its Foreground which it owns in further research activities other than those covered by the Project, or for developing creating and marketing a drug or process, or for creating and providing a service, provided, however, that such Party shall promptly report to the others on the expected Use to be made of Foreground in the Progress Reports.

Dissemination. - Dissemination activities by either Party shall be compatible with the protection of intellectual property rights, confidentiality obligations and the legitimate interests of the owner of the Foreground.

At least forty-five (45)-day prior a Notice of any Dissemination activity shall be given to the other Party, including sufficient information concerning the planned Dissemination activity and the data considered to be disseminated.

Within thirty (30) days from such Notice’ any Party may object to the Dissemination activity if it considers that its legitimate interests in relation to its Foreground or Background could be adversely affected, in which case the Dissemination activity shall not take place unless appropriate steps are taken to safeguard these legitimate interests. This can not apply for dissemination which comes from a legal requirement (as government, court decision auditors, regulatory agencies, etc...). In such ever, the Party will disclose only Dissemination activity that is strictly necessary to satisfy the legal requirement.

9.2	Access Rights

Principles. - Access Rights for the implementation of the Project to Foreground and Background under this Agreement shall be granted on the basis of the following principles:

(a)
the granting of Access Rights shall be conditioned upon the acceptance of specific conditions aimed at ensuring that such rights will be used only for the intended purpose and that appropriate confidentiality obligations are entered into;

(b)
without prejudice to their obligations regarding the granting of Access Rights, each Party shall inform the other as soon as possible of any limitation to the granting of Access Rights to Background, or of any other restriction which might adversely affect the granting of Access Rights;

(c)	the withdrawal of a Party from the Project shall in no way affect the obligation of that Party to grant Access Rights to the other Party;
(d)	a Party shall not be entitled to grant sub-licenses unless expressly authorized in writing by the owner of the relevant Foreground or Background

MAYOLY SPINDLER / PROTEA

(e)	all requests for Access Rights shall be made in writing sent to the other Party with copy to the Coordinator.

Access Rights for Implementation of the Project and for Use. - To the extent that they are needed to enable any Party to carry out its own work under the Project and for Use, either Party grants Access Rights to all Foreground and Background to the other Party on a non exclusive, non assignable, paid-up, royalty-free basis, during the term of this Agreement and for so long as Products are marketed under the terms of this Agreement in its own Assigned Territory, provided that, regarding Background, the Party holding the Background is entitled to grant such Access Rights.

Access Rights for Use. - Each Party shall be entitled to Access Rights for Use of the other Party’s Foreground to the extent necessary to allow the requesting Party to utilize its own Foreground, provided that, regarding Background, the Party holding the Background is entitled to grant such Access Rights.

Affiliate. - An Affiliate of a Party established in that Party’s Assigned Territory shall also be entitled to Access Rights to Foreground and/or Background as provided above under the same conditions as the Party to which it is affiliated to the extent, that (i) such access is needed to utilize its own Foreground, and (ii) the Foreground was transferred by assignment or license to such Affiliate.

A request for Access Rights under this provision may be made up to one (1) year after either of the following events: (i) the end of the Project (Project Completion); (ii) the withdrawal from the Project of the owner of the relevant Background or Foreground; or (iii) the issuance of any patent to Foreground for which Access Rights are deemed necessary or useful by the requesting Party.

9.3	Claims

All claims in relation to any rights provided in this Articles 9.1 or 9.2 which cannot be decided by the Review Committee shall be submitted to an Independent Expert selected as provided for in Article 19 hereafter.

The Independent Expert acting pursuant to such provision shall be an internationally reputed expert qualified in the field relevant the claim to be determined, provided, however, that the Independent Expert shall not act if he/she is, whether individually or through his/her association with any firm or network, in a position of conflict of interest with any of the Parties or with any affiliate of a Party.

ARTICLE 10 - CONFIDENTIALITY

10.1
The Parties will maintain the Confidential Information in strict confidence, prevent their respective employees and advisors from disclosing Confidential Information, limit the exposure of Confidential Information to those of their employees and representatives with a need-to-know, prevent disclosure of any Confidential Information by any employee, agent or representative to unauthorized parties and will not use any Confidential Information except for the performance of the Project, unless otherwise agreed in writing by the non-disclosing Party.

MAYOLY SPINDLER / PROTEA

10.2
The Parties shall take all measures necessary to protect and safeguard the Confidential Information against any unauthorized use, publication or disclosure. The Parties shall advise the other Party of the persons to whom it provides access to any of the Confidential Information of the other Party for the performance of the Project, ensure that such persons are strictly prohibited from making any use, publishing or otherwise disclosing to others, or permitting others to use for their benefit or to the detriment of the other Party any of the Confidential Information. Upon the request of either Party, the other Party shall provide a copy of a written agreement signed by such persons acknowledging their commitment to abide by such prohibition. Either Party shall hold harmless and indemnify the other of any direct or indirect damages resulting from any breach of such agreement by any such person.

The confidentiality obligation as set forth in this Article shall not apply to Confidential Information for which the recipient Party reasonably proves is legally required (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process) to disclose, provided that the recipient party promptly (and, in any event, before complying with any such requirement) has provided the discloser with notice of such requirement so that it may seek a protective order or other appropriate remedy.

10.3	Neither Party shall, directly or indirectly, research any manufacturing secrets of the other Party which have not been communicated to it pursuant to this Agreement.

10.4
Termination or expiration of this Agreement for any reason shall not relieve the Parties of their obligations hereunder with respect to the non-disclosure and protection of the Confidential Information received prior to the effective date of the termination or expiration.

ARTICLE 11 - LIMITATION OF LIABILITY

Subject to the provisions of Articles 12 and 13 below, each Party will carry out the Project and use the other Party’s Background at its own risk. To the full extent permitted at law, each Party excludes all warranties applicable to the Project and its Background. Where under law any warranty cannot be excluded, each Party’s liability is, at the option of the other Party, limited to the performance of its contributions to the Project or the payment of the cost of having its contributions to the Project performed again. TO THE FULL EXTENT LAWFUL, NEITHER PARTY IS LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT OF CONSEQUENTIAL DAMAGES ARISING UNDER OR PURSUANT TO THIS AGREEMENT, WHETHER IN RESPECT OF ITS NEGLIGENCE OR OTHER DEFAULT, OR OTHERWISE.

ARTICLE 12 - REPRESENTATIONS AND WARRANTIES

12.1	Each Party represents and warrants to the other that:

(a)	it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein;

MAYOLY SPINDLER / PROTEA

(b)
as of the Effective Date of this Agreement it is not a party to any agreement or arrangement with any third party or under any obligation or restriction, including pursuant to its certificate of incorporation or bylaws or rules, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement, and will not enter into any such agreement during the term of this Agreement;

(c)	to the best of its belief as of the Effective Date of this Agreement, there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to its Background.

12.2
PROTEA warrants to LMS that it is not bound by, and except as provided in section 3.3 will not during the period the Project is being conducted enter into, any arrangement or understanding with any third party, which arrangement or understanding requires PROTEA or any of its Affiliates to conduct any projects or activities alone or with third parties where the primary purpose of such projects or activities is treatments for exocrine pancreatic insufficiency

12.3
Subject to Articles 12.1 and 12.2, PROTEA and LMS each specifically disclaim that the Project will be successful, in whole or in part, or that any activities undertaken by one or both of them with respect to the Project will be successful. PROTEA AND LMS EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY RIGHTS OF SUCH PARTY INCLUDING WITHOUT LIMITATION, PATENTS OR KNOW-HOW, IMPROVEMENTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF FOREGROUND, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 13 - INDEMNIFICATION AND INSURANCE

13.1	Indemnification

Either Party will indemnify, defend and hold harmless the other Party and its officers, employees and agents from and against any and all third party actions, claims, demands, costs, liabilities or expenses (including reasonable legal costs and fees) (each a “Liability”) made, sustained, brought or prosecuted or in any manner based upon, occasioned by or attributable to any injury to any person (including death) or loss of or damage to property which may arise from or as a direct result of such Party’s conduct of activities in connection with the Project; except, in each case, to the extent due to the negligence or willful misconduct of any Party. The aggregate liability of LMS shall not exceed the maximum amount of the LMS’s guarantee policy insurance; i.e., €7, 900,000. The aggregate liability of PROTEA shall not exceed the maximum amount of the PROTEA’s guarantee policy insurance i.e., $2,000,000.

MAYOLY SPINDLER / PROTEA

13.2	Insurance

Each Party will procure adequate insurance coverage such as are customary and appropriate in its industry, including product liability insurance at the time of exploitation by such Party, and third party liability insurance in respect of its participation in the Project and its use and permitted exploitation of the Background and Foreground. Each Party will, upon the request of the other Party, produce evidence of the currency of the insurance policies referred to in this Article 13.2. Each Party undertakes at all times to comply with the terms of its insurance policies the subject of this Article 13.2.

ARTICLE 14 - TERM AND TERMINATION

14.1	Term

This Agreement is entered into from its Effective Date and, unless terminated earlier as provided in this Article 14.2, it shall continue in full force and effect on a country-by-country and Product-by-Product basis until there is no remaining obligation for such Product in such country.

14.2	Anticipated Termination

Termination with Immediate Effect.- Either Party may at any time terminate this Agreement as of right prior to the end of its term, effective upon Notice to the other Party, if any of the following events occur:

(a)	either Party commits a material breach of any of its obligations hereunder which is not cured within one (1) month from the receipt of Notice identifying the breach and requiring its remedial;
(b)
either Party (i) becomes unable to pay its debts as they become due, (ii) suspends payment of its debts, (iii) enters into or becomes subject to corporate rehabilitation or bankruptcy proceedings or liquidation or dissolution, (iv) makes an assignment for the benefit of its creditors, or (v) seeks relief under similar laws for debtor’s relief;

(c)	subject to the terms of Article 5.2, the Starting Date is not met;.

Unless otherwise provided herein, such termination as of right shall be in addition to any other remedy the non-breaching Party may have due to the other Party’s breach of its obligations hereunder and shall occur without the need to have recourse to any judicial authority whatsoever.

14.3	Effect of Termination

Upon the expiration or termination of this Agreement:

(a)
the respective rights of the Parties to indemnification shall survive termination of this Agreement with respect to any claims that relate to or derive from the Project, or any acts or failures to act, of either Party in connection with the Project that occurred prior to termination;

(b)
LMS and PROTEA will each promptly return to the other Party all Confidential Information received from the other Party, except for a single copy and/or sample to be retained for documentation purposes only;

MAYOLY SPINDLER / PROTEA

14.4	WITHDRAWAL OF THE DEVELOPMENT PROGRAM

Notice of withdrawal.- Either Party may at any time terminate the Development Program with a three (3) month prior Notice to the other Party as provided for in Article 3.3 above if it withdraws from the Project.

According to Article 3.3 and except as otherwise provided herein, the licenses and Access Rights granted to the Parties under this Agreement in effect on the date of such Termination shall survive; provided, however, that nothing in this Article 14.4 shall prohibit or be construed to prohibit the later termination of such a surviving Access Right.

ARTICLE 15 - ASSIGNMENT

Notwithstanding any provision of this Agreement to the contrary, neither Party may assign any of its rights or obligations under this Agreement in any country to any third party without the prior written consent of the non-assigning Party, which consent will not be unreasonably withheld; provided, however, that either party may assign its rights and obligations under this Agreement without the consent of the other party to any Affiliate. Notwithstanding the foregoing, any such assignment to an Affiliate will not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement. In the event of such transaction, however, intellectual property rights of a party to such transaction other than one of the Parties to this Agreement will not be included in the technology licensed under this Agreement. Any successor to substantially all of the business of Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or other transaction shall be deemed a third party requiring prior written consent of the other Party that shall not be unreasonably refused. The acceptance or non acceptance shall not be given in more than thirty (30) days from the notification to the other Party.

ARTICLE 16 - NON WAIVER AND SEVERABILITY

The failure of either Party to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other Party of any of the provisions hereof, shall in no way be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof, or the right of either Party thereafter to enforce each and every provision. Notwithstanding the above, the Parties may modify or amend any provisions of this Agreement if in writing and signed by both Parties.

If any provision of this Agreement or application thereof to any person or circumstance is held invalid,

(a)	such invalidity shall not affect the validity of this Agreement if it can be given effect without the invalid provision or application,
(b)	this Agreement shall be construed, and the Parties shall agree to amend this Agreement, so as to effectuate as nearly as possible the intent of the invalid clauses or application and
(c)	to this end the provisions of this Agreement are declared to be severable.

MAYOLY SPINDLER / PROTEA

ARTICLE 17 - FORCE MAJEURE AND HARDSHIP

The ICC Force Majeure Clause 2003 and the ICC Hardship Clause 2003 ICC Publication 650 E) are, hereby, incorporated by reference, provided, however, that the “reasonable period” and the “reasonable time” referred to in paragraphs 8 and 2 of the ICC Force Majeure Clause and the ICC Hardship Clause, respectively, shall be three (3) months.

ARTICLE 18 - MISCELLANEOUS

18.1	Expenses

No party shall be responsible for any expenses of the other Party in connection with the negotiations, documents or transactions contemplated therein.

18.2	Entire Agreement

The binding provisions of this Agreement, constitute the entire agreement between the parties, superseding all prior oral or written agreements, understandings, representations and warranties, and course of conduct or dealing among the parties on the subject matter hereof. This Agreement cancels and replaces the agreement signed for the same purpose between the Parties on May, 27th 2009. Except as otherwise provided, herein, this Agreement may be amended or modified only by a writing signed by all Parties.

18.3	Publicity

No press release or other form of publicity regarding the Project or this Agreement shall be permitted by either Party to be published unless all the Parties have indicated their consent to the form of the release in writing.

18.4	Compliance with Laws

The Parties shall perform the work for the completion of the Project hereunder in compliance with c-GMP, GLP, GCP, as applicable, and all laws, ordinances and governmental rules or regulations applicable in their respective Assigned Territories.

18.5	Notices

Any Notice required or permitted to be given under this Agreement shall be deemed to have been validly delivered to the Parties following address:

if to LMS at	LABORATOIRES MAYOLY SPINDLER,
6, avenue de l’Europe,
78400 Chatou, France
Attn: Mr. Olivier GUTH
E-mail: olivier.guth@mayoly-spindler.fr

MAYOLY SPINDLER / PROTEA

if to PROTEA at	PROTEA EUROPE SAS,
80 rue Etienne Lenoir,
30900 Nimes, France
Attn: Mr. Daniel Dupret
Facsimile: +33 4 66 67 41 77
E-mail: d.dupret@eu.proteabio.com
with copy via facsimile or e-mail to
PROTEA Inc.,
955 Hartman Run Road,
26507 Morgantown WV, United States of America
Attn: Mr. Stephen Turner
Facsimile: (304)29-7101
E-mail: stephen.turner@proteabio.com

or at such other address as either Party may from time to time notify in writing to the other Party.

18.6	LANGUAGE

This Agreement is executed in the English and French languages. The Parties intend that the English and French language provisions have the same meaning. In the event of a dispute between the English and French language provisions, the Agreement executed in the English language will be controlling in all respects.

ARTICLE 19 – TECHNICAL EXPERTISE

The Independent Expert provided for in Articles 4.3, 5.1 and 9.3 herein shall be selected by mutual agreement of the Parties within one (1) month from a Notice of either Party requesting such selection and specifying the issues as to which the Parties have not agreed and to be determined by the Independent Expert (the “Disputed Item”).

If the Parties have not agreed upon the selection of the Independent Expert within the above-mentioned time limit, the Independent Expert shall be appointed at the request of the first Party to make such request by the International Center for Expertise of the International Chamber of Commerce acting pursuant to its Rules for Expertise (ICC Publication Nr. 649), a copy of which is attached hereto as Appendix 7.

In either case, the work of the Independent Expert shall be administered according to such Rules. The Independent Expert shall apply the provisions and principles set forth in this Agreement to resolve the Disputed Item. The Independent Expert shall not review any item other than those required to resolve the Disputed Item and shall base his/her determination exclusively on the materials and arguments presented by the Parties. The Parties shall cooperate with the Independent Expert in all reasonable respects.

MAYOLY SPINDLER / PROTEA

The Independent Expert shall simultaneously deliver to the Parties a letter setting forth his/her final determination of the Disputed Item within the shortest practicable time and shall use his/her reasonable efforts to do so within one (1) month after his/her_appointment.

Such final determination shall, except in the case of manifest error, be final and binding on the Parties, and shall be given by the Independent Expert as an expert and not as an arbitrator.

ARTICLE 20 - GOVERNING LAW

This Agreement shall be governed by, and interpreted in accordance with, the laws of France.

ARTICLE 21 – DISPUTE RESOLUTION

21.1	Amicable Settlement

The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration. The Parties agree that prior to any arbitration pursuant to Article 21.3 hereafter. LMS’ Project Manager and PROTEA’s Project Manager will meet in person or by video-conferencing in a good faith effort to resolve any disputes concerning this Agreement. Within thirty days of formal request by either Party to the other Party, either Party may by Notice to the other Party have such disputes referred to their respective officers for attempted resolution by good faith negotiations, such good faith negotiations to begin within thirty (30) days after such Notice is received. Any dispute which is not resolved between the Parties or the designated officers will be resolved in accordance with Article 21.3.

21.2	Pre Arbitral Referee

Any Party to this Agreement shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the International Chamber of Commerce in accordance with its Rules for a Pre-arbitral Referee Procedure.

21.3	Arbitration

All disputes arising out of or in connection to this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one (1) arbitrator appointed in accordance with the said Rules.

The place of arbitration shall be Paris, France and the language to be used in the arbitration shall be the English language.

MAYOLY SPINDLER / PROTEA

If the Parties have not agreed upon the selection of the Independent Expert within the above-mentioned time limit, the Independent Expert shall be appointed at the request of the first Party to make such request by the International Center for Expertise of the International Chamber of Commerce acting pursuant to its Rules for Expertise (ICC Publication Nr. 649), a copy of which is attached hereto as Appendix 7.

In either case, the work of the Independent Expert shall be administered according to such Rules. The Independent Expert shall apply the provisions and principles set forth in this Agreement to resolve the Disputed Item. The Independent Expert shall not review any item other than those required to resolve the Disputed Item and shall base his/her determination exclusively on the materials and arguments presented by the Parties. The Parties shall cooperate with the Independent Expert in all reasonable respects.

The Independent Expert shall simultaneously deliver to the Parties a letter setting forth his/her final determination of the Disputed Item within the shortest practicable time and shall use his/her reasonable efforts to do so within one (1) month after his/her_appointment.

Such final determination shall, except in the case of manifest error, be final and binding on the Parties, and shall be given by the Independent Expert as an expert and not as an arbitrator.

This Agreement is entered into on March 22nd, 2010.

/s/ Jean-Nicolas VERNIN	/s/ Daniel DUPRET
Laboratoires MAYOLY SPINDLER SAS	PROTEA EUROPE SAS
Mr. Jean-Nicolas VERNIN	Mr. Daniel DUPRET
President

/s/ Stephen TURNER
PROTEA, Inc.
Mr. Stephen TURNER

MAYOLY SPINDLER / PROTEA

APPENDIX 1
List of patents

APPENDIX 2
INRA/CNRS/MAYOLY License

APPENDIX 3

PROTEA acknowledges to have received the hereinafter non clinical study reports by e-mail from Yves Leblond on February, 4, 2009 to Daniel Dupret and the “Executive summary” on March 30, 2009.

APPENDIX 4
Development Program

APPENDIX 5
Project Schedule

APPENDIX 6
Development Budget

APPENDIX 7
Rules of Expertise ICC Publication No. 649

Appendix 1

Intellectual property situation

Intellectual property of MS1819 produced by the recombinant Yl is covered by three patents:

Patent	Title	Protection type	Country	Submission date	Publication date	Delivery date	Status	Owner
Patent WO2000/01279	"Process for non-homologous transformation of *Yarrowia lipolytica*" Exclusive agreement to Mayoly Spindler for using *Yl* for therapeutic applications.	National patent OEB patent	US Canada EU-Switzerland-Monaco	1999/09/01 1999/09/01 1999/09/01	 2001/06/20	2003/06/24 not started examination 2004/03/31	Delivered Delivered	LMS
Patent WO2001/083773A1	"Cloning and expressing an acid-resistant extracellular lipase of *Yarrowia lypolytica*" (Mayoly-Spindler /INRA)	Euro-PCT patent Std patent	EU-Switzerland-Monaco Hong Kong	2000/04/28 2003/07/22	2003/01/22 2003/10/10	2007/10/03 2008/02/15	Delivered Delivered	CNRS/INRA
Patent WO2007/144475	"Procédé de production de lipase, cellule de Yarrowia lypolytica transformée apte à produire la dite lipase et leurs applications" Laboratoires Mayoly-Spindler	PCT patent	International US - Canada EU - East Europe Asia - Japan Australia	2006/06/15	2007/12/21	-- term on 2008/12/15 national phase 30 months	in progress	LMS

✓ #/5

Appendix 2
USAGE AND
CROSS-LICENSING AGREEMENT

BETWEEN:

INRA TRANSFERT
A joint stock company with an issued stock capital of €1,829,388
Registered office: 10 rue Vivienne — 75002 PARIS
SIRET [tax registration] no.: 433 960 762 00022

Hereinafter: INRA TRANSFERT
Represented herein by: Mr Philippe LENEE
In his capacity as: Chief Executive Officer

Acting for an on behalf of:

CENTRE NATIONAL DE LA RECHERCHE SCIENTIFIQUE
A public institution of a scientific and technological nature (EPST)
Hereinafter: the CNRS
Registered office: 3, Rue Michel-Ange — 75794 PARIS CEDEX 16

INSTITUT NATIONAL DE LA RECHERCHE AGRONOMIQUE
A public institution of a scientific and technological nature
Hereinafter: INRA
Registered office: 147, Rue de l’Université - 75338 PARIS CEDEX 07

Of the one part,

AND:

LABORATOIRES MAYOLY SPINDLER SAS
A simplified joint stock company
Registered office: 6, Avenue de the Europe — BP51 — 78401 CHATOU CEDEX
SIRET [tax identification] no.: B 709 807 408

Hereinafter: LMS
Represented by: Mr Jean-Gilles VERNIN
In his capacity of: President

of the other part,

IT IS INITIALLY STATED THAT:

LMS characterized and isolated the gene of a lipase of Candida emobii, a gene registered on November 19, 199 under no. I-1785 in the collections of the Pasteur Institute.

INRA characterized and isolated the gene of a lipase of Yarrowia lipolytica, a gene registered on November 19, 1996 under no. I-1785 in the collections of the Pasteur Institute.

Under a research contract dated December 03, 1997, INRA through the  “Microbiology and Molecular Genetics” laboratory represented by Jean-Marc Nicaud UMR 1238, and LMS jointly undertook research the aim of which was the overexpression of acid-resistant lipase genes in the Yarrowia lipolytica yeast using a non-homologous transformation system. This one-year (1) contract was extended under rider no.1 dated November 03, 1998 to March 1, 1999. Rider no.2 dated March 03, 1999 authorized LMS to increase its financial contribution to the project.

Through this collaboration, the INRA and the CNRS filed in their own names on September 1, 1998 a French patent application entitled “Procédé de transformation non homologue de Yarrowia lipolytica” [Non-homologous transformation procedure for Yarrowia lipolytica,] filed under no. FR9810900. Simultaneously, LMS filed on April 28, 2000 an international patent application entitled “Clonage and expression d'une lipase extracellulaire acid-resistant de Yarrowia lipolytica” [Cloning and expression of an acid-resistant extracellular lipase of Yarrowia lipolytica,] filed under no. WO2000FR0001148.

Through a research contract dated April 02, 2003, LMS commissioned the INRA to obtain a strain of Yarrowia lipolytica that would overexpress the lip2 acid-resistant lipase of Candida emobii.

LMS, in accordance with the provisions of article 8.2 of the abovementioned research contract, is fully legally entitled to benefit from the exclusive and worldwide industrial use of the strain of Yarrowia lipolytica that overexpresses the lip2 acid-resistant lipase in the fields of human therapy and cosmetology.

Simultaneously, the provisions of article 8.3 assign to the INRA the exclusive use of the strain of Yarrowia lipolytica that overexpresses the lip2 acid-resistant lipase in the veterinary or agronomic fields,  processes used for cleaning or conversion of foods for human or animal consumption as well as any other application that does not fall within the area defined in article 8.2.

In a co-ownership settlement dated August 17, 1999, the CNRS assigned to the INRA the management and value enhancement of the CNRS-INRA patent.

INRA TRANSFERT, a 100%-owned subsidiary of the INRA, was given the task of enhancing the value of the patents and the INRA’s knowhow and, in this capacity, to negotiate, sign, and manage the licensing contracts relating thereto.

It being understood that LMS wished to undertake these initiatives for the marketing of the lip2 acid-resistant lipase produced from recombinant strains of Yarrowia lipolytica in the fields of human  therapy, nutraceuticals and cosmetology,  and  that the INRA wished to license the strain of Yarrowia lipolytica that overexpressed the “acid-resistant” lipase lip2 in other areas defined in the preliminary article, the Parties decided to specify their respective rights and obligations under the present agreement for the use of the INRA CNRS PATENT and the LMS PATENT.

IN CONSEQUENCE WHEREOF, THE FOLLOWING HAS BEEN AGREED:

PRELIMINARY ARTICLE – DEFINITIONS

With respect to the performance and interpretation of the present agreement, the following definitions are used:

¡
INRA CNRS PATENT: The INRA CNRS French patent application filed on September 1, 1998 under no. FR9810900 and entitled: “Procédé de transformation non homologue de Yarrowia lipolytica” [Non-homologous transformation procedure for Yarrowia lipolytica,]  as well as the extension thereof through a PCT filed on September 1, 1999 under  no.PCT/FR99/02079 and designating Canada, the USA and Europe, especially Germany, Austria, Belgium, Cyprus, Denmark, Spain, Finland, France, Greece, Ireland, Italy,  Luxembourg, Monaco, the Netherlands, Portugal, the United Kingdom, Sweden, and Switzerland. The national phases for this PCT application were initiated in the USA (no. 99/786,048), Canada (no. 2,341,776) and Europe (no. 99.940.267.0).

¡
LMS PATENT: The application for an LMS international patent filed April 28, 2000 under no. W02000FR0001148, was published under no. WO 0183773 and entitled: “Clonage et expression d'une lipase extracellulaire acido-résistante de Yarrowia lipolytica” [Cloning and expression of an acid-resistant extracellular lipase of Yarrowia lipolytica], designating Europe and Hong Kong. The national phases were started in Europe (no. EP1276874). The national Japanese phase was abandoned.

¡	The INRA CNRS PATENT and the LMS PATENT shall be known hereinafter as the PATENTS.

¡	INRA CNRS LMS TECHNOLOGY: the INRA CNRS PATENT and the LMS PATENT and the knowhow associated therewith for the production of acid-resistant lipase lip2.

¡	INRA CNRS LMS KNOWHOW: the strains obtained following collaboration with LMS and featuring in Schedule 1 to the present agreement.

¡
PRODUCTS OF THE CONTRACT: lipase proteins produced using the INRA CNRS LMS TECHNOLOGY. An acid-resistant lipase is defined by a sequence of amino acids as well as by the all of the mutations or protein sequences that comply with a protein sequencing homology of greater than 90% in relation to the lip2 acid-resistant lipase described in the LMS PATENT .

¡
USE: the use of the INRA CNRS LMS TECHNOLOGY shall be taken to mean the use for any purpose, directly or indirectly, of the INRA CNRS LMS TECHNOLOGY, products, processes, results and/or applications resulting from INRA CNRS LMS TECHNOLOGY, whether alone  or in conjunction with other products, applications and/or processes, whether patented or not and especially:

-	the marketing, importing and/or exporting of products, applications and/or results resulting from the INRA CNRS LMS TECHNOLOGY.

-	advertising, publicity and public relations promotion, regardless of medium and end-product of the products, applications and results of the INRA CNRS LMS TECHNOLOGY,

-
the manufacture, either  directly or via a subcontractor, of products resulting from the INRA CNRS LMS TECHNOLOGY and the use of procedures resulting from the INRA CNRS LMS TECHNOLOGY through a manufacturing process,

-	the introduction of perfections, improvements and/or adaptations of the INRA CNRS LMS TECHNOLOGY,

-	research and/or development that directly or indirectly involves INRA CNRS LMS TECHNOLOGY.

¡	LMS AREAS OF USAGE: human therapy, nutraceuticals, and cosmetology.

¡
INRA TRANSFERT AREAS OF USAGE: (a) using lipase as an enzymatic catalyst throughout this field, including the production of pharmaceuticals, (b) treatment of the environment, food production processes, cleaning processes and other fields, excluding human therapies, neutraceuticals and cosmetology.

¡	SHARED AREAS OF USAGE: the production of lipase in the veterinary field (livestock and pets)

¡	LABORATORY: Laboratoire de Microbiologie et Génétique Moléculaire UMR 1238 INRA-CNRS-INAPG.

¡
FULL MARKET APPROVAL: hereinafter known as AMM, and designating permission to market granted by the national body for each country responsible for issuing permissions enabling companies to place a medication or pharmaceutical  intended for humans on the market.

ARTICLE 1 — INTENTIONS OF THE PARTIES

The two parties intend to make the most extensive use of the INRA CNRS LMS TECHNOLOGY and in order to do so they undertake to grant each other the licenses needed for this extensive use and to share the fields of applications depending on their knowledge and the economic sectors in question.

This enhancement can take place either through direct usage by LMS or through licensees and/or sub-licensees under the conditions defined hereunder.

In all the cases in point, a fair return on investment must be ensured for both parties based on the procedures defined in the present contract.

LMS undertakes to use its best efforts to develop and make the fullest use of the PRODUCTS IN THE CONTRACT. INRA TRANSFERT undertakes to include a similar clause in the licenses and sublicenses that it may grant to a third party.

TITLE I

ASSIGNMENT OF THE INRA CNRS PATENT LICENSE

ARTICLE 2 - NATURE AND SCOPE OF THE AGREEMENT

2.1. INRA TRANSFERT hereby assigns to LMS, which accepts it:

a)        the right to use the INRA CNRS LMS TECHNOLOGY;

b)        permission to use all the technical information and data communicated to it by INRA and concerning the INRA CNRS PATENT .

The said right is granted with the sole guarantee of the material existence of the INRA CNRS PATENT  and without the LMS being able to invoke INRA as a guarantor should any of the industrial property rights be disputed by a third party. INRA TRANSFERT states, however, that to its knowledge at the time of signature of the present contract no right owned by a third party disputed the validity of the INRA CNRS PATENT .

It is hereby specified that the INRA CNRS PATENT  remains the property of the INRA and the  CNRS.

2.2. The said right is conceded exclusively and in the LMS AREAS OF USAGE, on a non-exclusive basis in the FIELD OF SHARED USAGE, for the term of the INRA CNRS PATENT  with a view to the manufacture and sale of the PRODUCTS OF THE CONTRACT in the geographic field defined in article 2.3 hereunder.

2.3. The said right is assigned to LMS for the following territories: whole world.

In countries in which no patent has been filed, LMS may use the PRODUCTS OF THE CONTRACT on its sole liability with respect to third parties without the INRA being able to be called upon as a guarantor.

2.4. The present license is entered into on an individual basis. It is personal, unassignable and nontransferable, except under the following conditions:
Where there is a merger, absorption or conversion of LMS or a transfer of its business to a third party company, the present agreement may not be transferred without the prior written consent of INRA TRANSFERT.

Should INRA TRANSFERT fail to reply within one month, permission shall be considered to have been acquired.

It is established that this provision (namely the prior, written consent of INRA TRANSFERT) shall not apply to transactions entered into with a subsidiary or affiliate of LMS. A subsidiary or affiliate shall be taken to mean any company in which LMS directly or indirectly controls at least 50% of the stock capital or voting rights or any company directly or indirectly controlling at least 50% of the stock capital or voting rights of LMS.

2.5. None of the provisions of the present agreement may be interpreted as involving rights or obligations outside the LMS USAGE AREA, as defined in the introductory article.

ARTICLE 3 — MANNER IN WHICH THE LICENSE IS TO BE USED IN THE SHARED FIELD OF USAGE

For the production of lipase in the veterinary field (livestock and pets), INRA TRANSFERT shall grant LMS a license under the following conditions:

-     the development and/or research and development, and/or enhancement projects originating from  solely from the INRA and/or the CNRS shall be offered as a priority to LMS. LMS shall benefit from a six-week period in order to make its position known. Should it reply positively, an individual agreement shall be negotiated between the parties defining their rights and obligations. As far as possible, the parties shall refer to the provisions of the present agreement. Should LMS reply in the negative, the rights shall be assigned to a third party by INRA TRANSFERT, in accordance with the provisions of article 9.

-    the development and/or research and development, and/or enhancement projects originating from  the INRA’s partners and/or from the CNRS shall be processed by INRA TRANSFERT which shall assign the corresponding rights in accordance with the provisions of article 9.

-    the development and/or research and development, and/or enhancement projects originating from LMS shall be processed by LMS which may assign the corresponding rights, especially in the form of sub-licenses from the INRA CNRS LMS TECHNOLOGY.

In all cases, the rights shall be strictly limited to the SHARED FIELD OF USAGE, they may not be made exclusive except through a new agreement between the parties, and the party that assigns the usage rights shall assure a fair return on investment to the party that is not using it with respect to any sums of any kind paid for the economic enhancement of the INRA CNRS LMS TECHNOLOGY.

ARTICLE 4 - SUBLICENSES

LMS may assign sublicenses to its subsidiaries and affiliates, on condition that it had previously informed INRA TRANSFERT thereof. Subsidiaries and affiliates shall be taken to mean the companies in which LMS holds the decision-making power, either through stock capital or through management.

LMS may also assign sublicenses to independent third parties, on condition to have first obtained the written consent of INRA TRANSFERT as to the identity of the sublicensee and the terms of the sublicensing contract.

Where there has been no reply within a period of one month from the date of receipt of the information by INRA TRANSFERT, consent shall be considered to have been granted. Any refusal shall be  specifically substantiated.

LMS undertakes to include in such sublicensing contracts a clause whereby INRA TRANSFERT may check the accounts kept by the sublicensee relating to the contract.

As for the assignment of the PRODUCTS OF THE CONTRACT by its sublicensees, LMS shall owe to INRA TRANSFERT:

-    with respect to subsidiaries and affiliates:
• The same amounts as provided in article 5.
-    with respect to independent third parties:

30% of the amounts of any kind received by LMS on the occasion of the assignment of the entirety of the rights assigned in the PRODUCTS OF THE CONTRACT under the present agreement (especially lump sum payments and fees),

•
The same sums as those provided in article 5 where the purpose of the sublicense shall have been to assign to the sublicensee any part of the rights to the PRODUCTS OF THE  CONTRACT, i.e. those restricted either to the manufacture, the sale, or those restricted to a predetermined territory and/or technical area.

ARTICLE 5 – FINANCIAL CONDITIONS

The present agreement shall be granted under the following financial conditions:

5.1. Lump sum payments

In consideration for the grant of this license, LMS shall guarantee to pay INRA TRANSFERT, starting from the date of signature of this document and until it has been placed on the market, an annual lump sum amounting to  €5,000 exclusive of tax (five thousand euros exclusive of tax).

Furthermore, at the time of marketing in the USA or another country in the European Union, LMS shall pay INRA TRANSFERT a lump sum of €100,000 exclusive of tax (one hundred thousand euros exclusive of  tax).

VAT at the current rate shall be added to these amounts.

The first installment of €5,000 exclusive of tax shall be due upon signature of the present license and subsequently on each anniversary date thereof. The payment of €100,000 exclusive of tax shall be made during the three moths following the initial marketing of the products in the abovementioned territories.

All of the payments shall be made as per the payment procedures specified in article 5.3.

Furthermore, non-payment of the abovementioned sums shall be productive of the right of INRA TRANSFERT either to change the right of USAGE into a non-exclusive right, or to cancel the USAGE agreement in application of the conditions subsequent.

5.2. Fees

5.2.1 LMS shall pay INRA TRANSFERT a fee  for each PRODUCT OF THE CONTRACT that has been the subject of a commercial transaction or an order prior to the expiration of the present agreement throughout the territories protected  by the INRA CNRS PATENT  as defined in the introductory article.

This fee shall amount to 1% of selling price invoiced and paid, factory gate price, exclusive of tax on the PRODUCTS OF THE CONTRACT.

5.2.2. LMS shall pay INRA TRANSFERT a fee for each PRODUCT OF THE CONTRACT that has been the subject of a commercial transaction or an order prior to the expiration of the present agreement outside the territories protected by the INRA CNRS PATENT  as defined in the introductory article, for the knowhow associated therewith.

This fee shall amount to 0.25% of selling price invoiced and paid, factory gate price, exclusive of tax on the PRODUCTS OF THE CONTRACT.

5.3. Guaranteed minimum

Since LMS shall have exclusive usage thereof, INRA TRANSFERT may ask for the payment of an annual  minimum fee as indicated in article 5.2.1

This minimum shall be determined by mutual agreement between the Parties, by means of a rider, during the last three months of the second year after the PRODUCTS OF THE CONTRACT have been placed on the market. The guaranteed minimum shall be equal to 1% of the average of the last two annual revenues from the PRODUCTS OF THE CONTRACT.

Should no agreement be reached on determining this minimum, the Parties shall choose an outside valuer acting in the capacity of a joint agent. The valuer shall be appointed by mutual agreement or, by default, by the Presiding Judge of the Superior Court of Paris at the request of the most diligent Party. This valuer shall have a period of two months from date on which he was seized thereof to make his decision.

Furthermore, the non-payment of the guaranteed minimum within the contractual period shall be productive of the right for INRA TRANSFERT either to convert the exclusivity of USE  into non-exclusivity, in application of the conditions subsequent for the territories in which LMS is in violation.

5.4. Releasing balance

LMS may at any time during the term of the present contract pay INRA TRANSFERT a releasing balance of 700,000 euros exclusive of tax (seven hundred thousand euros exclusive of tax).

From the date of payment of this balance, all of the provisions of articles 5.1, 5.2 and 5.3 shall no longer apply and no payment shall be due in this respect. Payments already made to INRA TRANSFERT at the time of the payment of the releasing balance shall nevertheless remain acquired by the latter.

The other terms and conditions of the present contract shall remain in force with the exception of articles 22.2 and 19.2, LMS being solely responsible for its defense as from the  payment of this balance in fulfillment of the present article 5.4.

ARTICLE 6- ACCOUNTING

6.1.           LMS shall keep a special account that shall show all of the elements necessary for an accurate valuation of the commercial transactions performed under the present agreement.

6.2.           This special account, as well as the general accounting performed and analytical  elements relating thereto, shall be made available for inspection by INRA TRANSFERT or its accredited representative at any time, until the date of expiration of the present agreement, extended by one (1) year.

6.3.  The accounts shall be drawn up to December 31 of each year, and LMS shall send INRA TRANSFERT by January 31 at the latest following the year under consideration, a detailed statement of sales, broken down by country, indicating the quantity sold of the PRODUCTS OF THE CONTRACT. This statement shall be confidential and covered by secrecy in accordance with article 15 of the present contract. This statement shall show the annual income, minus taxes used to calculate the total fee due to INRA TRANSFERT.

As soon as this sales statement is received, INRA TRANSFERT shall issue the invoice corresponding to the amount of the fee.

The amounts due from LMS shall be paid to INRA TRANSFERT within thirty (30) days from the end of the month following issue of the invoice to the following bank account:

CRCA VOISINS THE BRETONNEUX
Bank	Teller	Account no.	RIB key
18206	00117	09939881001	39

The cost of a time extension or delay in payment shall be borne by LMS on the basis of a rate of interest of 1% per calendar month overdue.

This provision shall be applicable without prejudice to the right of INRA TRANSFERT to cancel the usage agreement in application of the conditions subsequent.

6.4. Should no sale have been made, LMS shall nevertheless send INRA TRANSFERT, within the abovementioned period, a statement certifying the absence of sales for the year under consideration.

ARTICLE 7 – PATENT

THE INRA and the CNRS shall cover the costs relating to the filing and obtaining of the INRA CNRS PATENT and keeping it in force.

TITLE II

ASSIGNMENT OF LICENSE FOR THE LMS PATENT

ARTICLE 8 - NATURE AND SCOPE OF THE AGREEMENT

8.1. LMS  assigns to INRA TRANSFERT, which accepts:

a)        a commercial usage license from the INRA CNRS LMS TECHNOLOGY apart from the LMS AREAS OF USE;

b)        permission to use any information and technical data communicated to it by LMS and concerning the LMS PATENT .

The said right is assigned with the sole guarantee of the material existence of the LMS PATENT  and without INRA TRANSFERT being able to call upon LMS as a guarantor should any of the industrial property rights be disputed by third parties.

It is hereby specified that the LMS PATENT  shall remain the property of LMS.

8.2. The said right is assigned non-exclusively for INRA TRANSFERT’s AREAS OF USE and for the SHARED FIELD OF USAGE for the term of the LMS PATENT with a view to the manufacture and sale of the PRODUCTS OF THE CONTRACT within the geographical area defined in article 8.3. hereunder.

8.3. The said right is assigned to INRA TRANSFERT for the following territories: whole world

In countries in which no patent has been filed, INRA TRANSFERT may use the PRODUCTS OF THE CONTRACT or allow them to be used under its sole liability with respect to a third party, without LMS being able to be called upon as a guarantor.

8.4. The present license is entered into on an individual basis. It is personal, unassignable and nontransferable, except under the following conditions:

Where there is a merger, absorption or conversion of INRA TRANSFERT or a transfer of its business to a third party company, the present agreement may not be transferred without the prior written consent of LMS.

Should LMS fail to reply within one month, permission shall be considered to have been acquired.

8.5. None of the provisions of the present agreement shall be interpreted as involving rights or obligations apart from the INRA TRANSFERT FIELDS OF USAGE or the SHARED FIELD OF USAGE, as defined above in the introductory article.

ARTICLE 9 – PROCEDURES FOR IMPLEMENTING THE LICENSE IN THE SHARED FIELD OF USAGE

For the production of lipase in the veterinary field livestock and pets), LMS will grant INRA TRANSFERT a license with the right to sublicense under the following circumstances:

- for development projects and/or research and development, and/or enhancement originating from the INRA and/or the CNRS only, in which LMS does not wish to participate under the procedures of article 3.

- for development projects and/or research and development, and/or enhancement originating from the partners of INRA and/or  CNRS.

In both cases, INRA TRANSFERT may assign  USAGE rights to a third party, but these shall be strictly limited to the SHARED FIELD OF USAGE, may not be on an exclusive basis unless there is a new agreement between parties, and it must ensure a fair financial return for LMS as defined in article11.

ARTICLE 10 - SUBLICENSES

10.1 It is specified, first of all, between the parties that the conclusion of sublicenses may not always be useful or necessary to the extent that the sublicensee shall supply itself with PRODUCTS OF THE CONTRACT from LMS. The cases in which a sublicense may remain necessary have been studied by the MONITORING COMMITTEE set up under article16.

10.2 In the other cases, INRA TRANSFERT could assign sublicenses to independent third parties, on condition of having first obtained a written consent from LMS as to the identity of the sublicensee, and under the terms of the sublicensing contract.

Where there is a lack of reply within a one-month period from the receipt of the information by LMS, authorization shall have been considered to have been granted.

Any refusal shall be specifically substantiated.

INRA TRANSFERT undertakes to include in such sublicensing contracts the clause whereby LMS may have the accounts checked that are kept by the sublicensee for the purpose of its contract.

ARTICLE 11 – FINANCIAL CONDITIONS

Concerning the USAGE by its sublicensees, INRA TRANSFERT shall pay LMS 20% of the amount of any kind received by INRA TRANSFERT on the occasion of the concession of all of the rights assigned under the present agreement (especially lump sums and fees).

ARTICLE 12 – ACCOUNTING

12.1. INRA TRANSFERT shall keep a separate account containing all of the necessary elements for the accurate assessment of the commercial transactions performed in the context of this agreement.

12.2. This special account, as well as the general accounting and analytical accounting relating thereto, shall be made available at all times to LMS or its accredited representative, until the expiry date of the present agreement, extended by one (1) year.

12.3. The accounts shall be drawn up to December 31 of each year, and INRA TRANSFERT shall send LMS by January 31 following the year under consideration at the latest, a detailed statement of sales, broken down by country, indicating the quantity sold of the PRODUCTS OF THE CONTRACT. This statement shall be confidential and covered by secrecy in accordance with article 15 of the present contract. This statement shall show the annual income, minus taxes used to calculate the total fee due to LMS.

As soon as this sales statement is received, LMS shall issue the invoice corresponding to the amount of the fee.

The amounts due from INRA TRANSFERT shall be paid to LMS within thirty (30) days from the end of the month following the issue of the invoice to the following bank account:

SOCIETE GENERALE (PARIS ETOILE ENTREPRISE)
Bank	Teller	Account number	RIB Key
30003	03175	00020121825	01

The cost of extension of the time limit or lateness as part of the payment is the responsibility of INRA TRANSFERT based on a rate of interest of 1% per calendar month overdue.

This provision shall be applicable without prejudice to the right of LMS to cancel the usage agreement in application of the conditions subsequent.

12.4. If no sales have been made, INRA TRANSFERT is nevertheless still required to send LMS within the above deadlines, a statement attesting to the absence of sales during the year under consideration.

ARTICLE 13 – PATENT

LMS shall cover the costs relating to the filing, obtaining and maintaining the LMS PATENT in  force.
TITLE III

GENERAL PROVISIONS

ARTICLE 14 — MUTUAL AND COUNTER-COMMITMENT

It is agreed between the parties that TITLES I and II above shall be considered as mutual.

Consequently, the implementation of the two licenses granted cannot be performed independently by either of the parties, except in the circumstance where the LMS PATENT  has an effective term that is longer than that of the INRA CNRS PATENT, in which case, the rights assigned by INRA TRANSFERT to third parties shall persist for the duration of the LMS PATENT .

ARTICLE 15 – SECRECY

The Parties undertake to keep secret all of the information concerning the subject of this agreement that is not in the public domain and/or that already belongs to the other party, with the exception of the information contained in the PATENTS that may be published by the INRA and the CNRS, in the scientific press. LMS, INRA TRANSFERT, the INRA and the CNRS shall not communicate all or part of the said secret information to third party except with the prior, written agreement of the other two Parties.

This article mainly concerns the information about any  sublicensees of LMS or INRA TRANSFERT, such as their identity, fields of activity and the nature of contract that binds them to the LMS or to INRA TRANSFERT.

This commitment shall remain in force even after the expiry of the present agreement, for as long as the said information is not in the public domain.

LMS and INRA TRANSFERT shall include the present clause in any subsequent contracts they may enter into with their respective sublicensees.

ARTICLE 16 – MONITORING COMMITTEE

In the context of this operating agreement, a monitoring committee shall be set up consisting of:

-	2 representatives of the INRA and/or INRA TRANSFERT,
-	2 representatives of LMS.

The role of this committee shall be in particular:

-	to monitor the good progress of the usage agreement;

-	ensuring an exchange of information between the Parties, especially concerning any improvements obtained,

-	communicating the situation of proceedings concerning the PATENT (NRA CNRS and the LMS PATENT (issue, disputes, abandonment);

-	maintaining scientific, technical and economic monitoring in the area of INRA CNRS LMS TECHNOLOGY;

-	defining whether it is indispensable to sign a sublicensing contract (article 10.1), identifying cases of patent violation and alerting the Parties thereto;

-	proposing to the management of the Parties the contractual arrangements they consider necessary.

The Monitoring Committee shall meet regularly, at least once a year and in all cases at the request of the most diligent Party. These meetings shall be productive of a report that shall be remitted to the Parties. The Committee may also meet virtually, through exchanges of e-mails destined for all members, via teleconference or any electronic means.

ARTICLE 17 - IMPROVEMENTS

17.1. Should the improvements be the outcome of existing or future research contracts between the INRA and LMS, these improvements shall be governed by the provisions of any research contracts involved.

17.2. In other cases, the improvements shall constitute innovations or improvements, whether patentable or otherwise that are dependent, according to current legislation, on the INRA CNRS LMS TECHNOLOGY and they shall be governed by the following provisions:

17.2.1. THE INRA, the CNRS and LMS shall inform each other of improvements within a period of sixty (60) days.

The improvements made to the PATENTS by the INRA, the CNRS or LMS shall have no effect upon the validity of the present agreement, whether or not they are the subject of subsequent patent applications. However, considering the importance of the said improvements, the Parties may complete the present agreement and negotiate the financial conditions linked to the assignment of the improvement patent by the  assignor of the license, in that it will not change the conditions of the entirety of the present contract with the exception of the said assignment.
It is also agreed that the owner of the improvement patent shall be authorized to use it together with the INRA CNRS PATENT or the LMS PATENT without the other party being entitled to object thereto if it is to comply with the entirety of the conditions of the present contract.

17.2.2. The INRA, the CNRS and LMS shall be free to file or not to file patent applications for any improvements that any of them shall have made to the INRA CNRS PATENT  for the INRA and the CNRS, and to the LMS PATENT  for LMS. In the case of patents filed by the INRA and/or the CNRS, the applications shall be made in the name of and at the expense of the INRA and/or the CNRS, and for those performed by LMS, they shall be performed in the name of and at the expense of LMS.
Each party shall inform the other within thirty (30) days of the date of filing a patent application for such improvements.

ARTICLE 18 – NULLITY

18.1. Should the INRA CNRS PATENT be declared totally void through a definitive court order or in a case in which the INRA CNRS PATENT is not granted, LMS shall not be entitled to claim from INRA TRANSFERT, the INRA or CNRS any indemnity, reimbursement or reduction in fees at the time of the definitive decision  pronouncing the nullity or rejecting the application.

18.2. Should the LMS PATENT be declared totally void  through a definitive court order or in a case in which the the LMS PATENT is not granted, INRA TRANSFERT shall not be entitled to claim from LMS any indemnity, reimbursement or reduction in fees at the time of the definitive decision pronouncing the nullity or rejecting the application.

18.3 The cancellation of an improvement patent shall have no effect on the clauses of the present agreement.

ARTICLE 19 — COUNTERFEITING

19.1. Counterfeiting (patent violation) by a third party

19.1.1. THE INRA and/or INRA TRANSFERT and LMS shall inform each other as soon as possible of any case of counterfeiting (patent violation) by a third party of which they may become aware.

19.1.2. If, after checking, the suspicions of counterfeiting are confirmed, the INRA or LMS, depending on which patent is involved, shall warn the counterfeiter and shall attempt to cause the counterfeiting to cease by any means at their disposal. If the counterfeiting persists, however, the INRA, INRA TRANSFERT and LMS shall come together to determine whether or not they wish to take legal action or contribute to a legal case. It is in fact understood that in certain cases only one of the parties may take such legal action (the owner of the patent or the exclusive licensee). They shall determine in advance the proportion of costs that each shall contribute. Any compensation that may be awarded to them by the Courts shall be shared between the Parties in the same proportion as their participation in the costs.

In the absence of such an agreement, the other party may take action on its own, if the law so permits.  It shall do so in its own name, at its own cost and risk, and it shall receive the total compensation awarded to it by the Courts.

If LMS or the INRA/INRA TRANSFERT supports the other party in an action for counterfeiting, and covers the external legal costs (lawyers’ fees, etc.), these costs may be deducted from the amounts due.

19.2. Counterfeiting in respect of the licensee

If the counterfeiting action is instituted against LMS or a licensee of INRA TRANSFERT on the occasion of the manufacture or sale of the PRODUCTS OF THE CONTRACT, the party that owns the patent  in question shall lend the other party technical and legal assistance for its defense, subject to the provisions of article 5.4.

The party under attack shall be entitled to pay the amounts due from the start of the legal proceedings into a frozen account from which the interest shall be shared equally by the two parties. These sums shall be unfrozen when the case is finally settled and shall be paid to the beneficiary if the third party’s action for counterfeiting is dismissed.

Where a defendant party is found guilty, the said party may not claim any compensation from  the other party, nor any reimbursement of amounts paid, nor any reduction in amounts still owing at the time of the definitive court decision.

19.3. The Parties undertake to provide each other as quickly as possible with all the documents, powers, and signatures that they may need on the occasion of the abovementioned proceedings.

ARTICLE 20 – TERM

The present agreement shall take effect from the date of signature thereof and is entered into for the term of validity of the PATENTS in each country in which the license has been granted.

ARTICLE 21 - WARRANTY – LIABILITY

The present agreement may not be interpreted as involving any liability of any kind on the part of INRA TRANSFERT and the INRA especially as to the quality and reliability of the  PRODUCTS OF THE CONTRACT used by LMS, such liability being entirely incumbent upon LMS as the manufacturer.

LMS and its sublicensees hereby guarantee the INRA, INRA TRANSFERT and their members of staff against any recourse that may be introduced against them with respect to damage incurred to persons or property suffered on the occasion of the detention or the use and marketing of the PRODUCTS OF THE CONTRACT by LMS, its subsidiaries or its sublicensees.

LMS, its subsidiaries and its sublicensees waive the right to institute any proceedings against the INRA and/or INRA TRANSFERT where claims, demands, prosecutions, and/or actions are made or instituted against LMS or its subsidiaries or sublicensees by third parties. LMS shall ensure that it itself, its subsidiaries and sublicensees shall be adequately covered by the necessary liability insurance  under the exercise of the present exclusive usage agreement.

INRA TRANSFERT undertakes to include a clause in the licenses and/or sublicenses of the LMS PATENT assigned to third party that, in the context of the applicable laws and regulations, will  absolve LMS from liability in the use of its patent (excluding in cases of the supply of the PRODUCTS OF THE CONTRACT by LMS which shall remain the manufacturer’s liability).

ARTICLE 22 – CANCELLATION

22.1. The present agreement shall be lawfully cancelled by either of the Parties should any of the other parties fail to meet one or more of its obligations contained in the various clauses thereof. This cancellation shall not become effective until three months after the claimant Party has sent a registered letter with acknowledgement of receipt, explaining the reasons for the complaint, unless, within this deadline, the defaulting Party shall have performed its obligations or shall have provided proof of prevention as a result of a case of Act of God. The exercise of this cancellation option shall not exonerate the defaulting Party from fulfilling its contractual obligations up to the date on which the cancellation took effect and this shall be subject to any damage that may have been caused to the claimant Party due to the premature cancellation of the usage agreement.

22.2. INRA TRANSFERT may convert the exclusive license in the LMS AREAS OF USE into a non-exclusive license per territory (with the exception of the territories of the USA and Europe) in a case in which LMS shall no have made regular sales for a period of two (2) consecutive years, as from the date of issue of the AMM [Full Market Approval] (for the territory under consideration) enabling the USAGE of the PRODUCTS OF THE CONTRACT and on condition that such failure shall be fully blamable upon LMS.

ARTICLE 23 - PROVISIONS FOR THE ENDING OF THE USAGE AGREEMENT

Should the present agreement be cancelled as the result of a failure by LMS to perform the obligations to which it subscribed, LMS undertakes to no longer use or cause to be used, directly or indirectly, the INRA CNRS PATENT as long as the INRA CNRS PATENT shall not have been known to have entered the public domain.

It also undertakes as soon as the usage agreement expires, to return to the INRA the documentation as well as any materials that LMS or the LABORATORY may have sent it, without it being entitled to retain any reproductions thereof.

INRA TRANSFERT may check out this commitment or have it checked out on the premises of LMS.

INRA TRANSFERT shall cause the same undertaking to be made with respect to the LMS PATENT  by the Iicensees and/or sublicensees of the LMS PATENT .

ARTICLE 24 - LITIGATION – DISPUTES

24.1. The Parties shall use their best endeavors to resolve amicably any disputes that may arise as to the interpretation or performance of the clauses of the present agreement.

24.2. Should the disagreement persist, the competent Courts shall be informed.

ARTICLE 25 – REGISTRATION

All powers are assigned to the bearer of a copy of the present agreement in order to obtain its fiscal registration and entry into the records of the national patent registers maintained in the countries covered by the present usage agreement.

Issued in Paris, 0/2/06
In two originals

LMS	INRA TRANSFERT
Jean- Gilles VERNIN	Philippe Lénée
President	Chief Executive Officer

Description	Name	Results	Classification
Initial clones
Strain MS4	JMY329	15 copies, instable in flask and fermenter	DTS
Subclones
Strain MS6-1	JMY1193	7 copies, stable in flask and MCB, instable in fermenter (50%)	DTS
Strain MS6-2	JMY1194	5 copies, stable in flask	DTS

Strain MS4-15	JMY1200	7 copies, stability 95%/flask, MCB, Fermenter (Strain used for the MCB PX1 and the production of the preclinical batch) de 100 g)	DTS/license
Subsubclones
Strain MS4-15-4	JMY1295	5 copies, production similar to MS4-15, stability study in the fermenter proposed	DTS/license
Strain MS4-15-37	JMY1296	5 copies, production similar to MS4-15	DTS/license
Strain MS4-15-44 I\ACA_1G_AA	JMY 1297	6 copies, production similar to MS4-15	DTS/license

Registered letter from INRA Transfert to Laboratories Mayoly-Spindler (LMS) dated April 30, 2009.

Concerning: License contract Lipase/*Yarrowia Lipolytica*.

Mister Leblond,

During your last meeting with INRA Transfert last February 3, you explained your ongoing discussions with the companies Protea Biosciences Inc and Protea Europe SAS about a possible partnering contract for the development of the "Lipase" project.

As Specified in the article 4 of the licensing contract signed on February 2, 2006 by LMS and INRA Transfert, LMS is able to sign sublicense to third independent parties, on the condition to obtain a written agreement before from INRA Transfert in the name of the contemplated sublicensed company and the terms of the contemplate license contract.

On April 2, 2009, LMS sent to INRA Transfert by registered mail, a research and development project of agreement between your company and the following companies, Protea Biosciences Inc and Protea Europe SAS, to get our advice on the terms of the sublicense to the benefit of Protea Biosciences Inc and Protea Europe SAS.

In this agreement, LMS is willing to sublicense Protea Biosciences Inc and Protea Europe SAS on the Patent INRA/CNRS N° PCT FR99/O2079, with the right to sublicense this patent to a third party. By the present letter, INRA Transfert authorizes LMS to grant to Protea Biosciences and Protea Europe SAS the right to sub-sublicense the patent INRA/CNRS.

Following all exchanges between our two companies and having taken into account all our comments on the contemplated research and development agreement, I am giving you by the present letter, the agreement of INRA Transfert on the two companies Protea Bioscinces and Protea Europe SAS as sub licensees, and on the terms of the contemplated contract in the version that you sent to us by email on April 29, 2009.

By consequence, INRA Transfert wishes to be informed before signature, on the terms of the future license contract between LMS and Protea Biosciences Inc/Protea Europe SAS.

Hoping that this partnering will be fruitful, please receive my best wishes.

Philippe LENEE

General Manager (CEO)

Copie to: Nathalie Masson(LMS), Brice Masson(LMS), Salome Moezzi (INRA), Jean-Marc Nicaud(CNRS), Florence Haimet (INRA)

Appendix 5

Nom de la tâche	Début	Fin
Submission ORPHAN DRUG status	Ven 03/04/09	[illegible]
PRODUCTION	Lun 02/03/09	Ven 31/01/14
API (PPS Ltd) for POC and formulation	Lun 02/03/09	[illegible]
API (PPS Ltd) for Phase II/III	Lun 05/10/09	[illegible]
Stability (Quality Assistance)	Lun 15/06/09	[illegible]
NON CLINICAL STUDIES LMS/CRO ProteaEurope	Lun 22/06/09	Lun 15/03/10
Toxicity study 7d rat with toxicokinetics	Lun 22/06/09	[illegible]
Toxicity study 7d minipig with toxicokinetics	Lun 22/06/09	[illegible]
Dosage method Development in biological medium	Lun 14/09/09	[illegible]
RESEARCH EIPL Marseille	Lun 02/03/09	Ven 30/07/10
Enzyme properties caracterization	Lun 02/03/09	[illegible]
FILE PREPARATION	Mar 01/09/09	Mar 05/01/10
IB/IMPD	Mar 01/09/09	[illegible]
SUBMISSION/ACCEPTATION (POC study)	Mar 03/11/09	[illegible]
INDUSTRIAL DEVELOPMENT	Mar 04/11/09	Ven 10/09/10
Pilot batches	Mer 04/11/09	[illegible]
Process Validation	Lun 05/07/10	[illegible]
DMF Dossier	Lun 01/03/10	[illegible]
NON CLINICAL DEVELOPMENT : LONG TERM TOXICOLOGY	Lun 01/02/10	Ven 25/03/11
6 Months Rat	Lun 01/02/10	[illegible]
9/12 Months Minipig	Lun 01/02/10	[illegible]
Preliminary Teratogenesis in rat	Lun 03/05/10	[illegible]
Teratogenesis in rat	Jeu 01/07/10	[illegible]
Preliminary Teratogenesis in rabbit	Lun 26/04/10	[illegible]
Teratogenesis in rabbit pregnant female	Lun 24/05/10	[illegible]
Teratogenesis in rabbit	Lun 19/07/10	[illegible]
FORMULATION	Mer 01/07/09	Ven 31/01/14
Development POC form	Mer 01/07/09	[illegible]
Galenic	Mer 01/07/09	[illegible]
Manufacturing final product	Lun 04/01/10	[illegible]
Stability studies	Jeu 01/04/10	[illegible]
CLINICAL STUDIES	Mer 06/01/10	Mar 31/12/13
POC Phase I/II in EPI/CP patient	Mer 06/01/10	[illegible]
Phase I assay : duodenum enzymatic activity	Mer 01/09/10	[illegible]
Phase IIa/IIb Dose ranging in CF/CP patient (2 studies)	Mer 01/12/10	[illegible]
Phase III pivotal studies in CP and CF patient	Lun 14/05/12	[illegible]
Phase III pivotal studies: pediatric studies in CF	Lun 14/05/12	[illegible]
REGISTRATION	Mer 01/01/14	Mer 17/12/14
Submission	Mer 01/01/14	[illegible]
LAUNCHED	Lun 05/01/15	[illegible]
IF FAST TRACK	Ven 01/06/12	Lun 21/01/13
Submission	Ven 01/06/12	[illegible]
LAUNCHED	Lun 07/01/13	[illegible]

2009
2010
2011
2012
2013
2014
2015
Tri 1
Tri 2
Tri 3
Tri 4

APPENDIX 6	MS1819 DEVELOPMENT PLAN	k€
STEP I	**API MANUFACTURING**	**550**
	Raw material (PPS Ltd) POC Study	450
	Stability (Quality Assistance)	100
	NON CLINICAL STUDIES LMS/CRO/Protea	**1198**
	Toxicity study rat 7d + TK }	250
	Toxicity study minipig 7d + TK }	
	FTE/ operating costs	338
	Set up dosage method in biological tissue (Protea)	610
	RESEARCH (EIPL Marseille)	**232**
	Characterization biochemical properties	
	CLINICAL TRIAL	**403**
	POC Phase I/IIa in patient with EPI (chronic pancreatitis)	350
	FTE/ operating costs	53
	Total cost 1	**2383**
STEP II	**API MANUFACTURING**	**300**
	Raw material for Phase II/III studies	300
	INDUSTRIAL DEVELOPMENT	**550**
	Pilot batches-Validation Process-DMF	
	NON CLINICAL STUDIES-LONG TERM TOXICOLOGY	**1534**
	Long term efficacy in minipigs (6 mo)	300
	Toxicology study 6 Months Rat oral route	350
	Toxicology study 9 Months minipig oral route	575
	Preliminary Teratogenicity study rat	15
	Teratogenicity study in rat	121
	Preliminary Teratogenicity study rabbit	11
	Teratogenicity study pregnant female rabbit	27
	Teratogenicity study in rabbit	135
	FORMULATION	**260**
	Formulation Development }	150
	Final product }	
	Stability	110
STEP III	**CLINICAL STUDIES**	**6350**
	Phase II studies	
	Dose range finding in Cystic Fibrosis patients	600
	Dose range finding in Chronic pancreatitic patients	700
	Phase III pivotal studies	
	In cystic fibrosis	2000
	In chronic pancreatitis	2400
	Pediatric studies	500
	Intraduodenal lipase activity	150
	REGULATORY	**200**
	Total cost 2	**9194**
	BUDGET	**11577**
STEP IV	Marketing

Rules for Expertise

in force as from 1 January 2003

International Chamber of Commerce
38 cours Albert 1er
75008 Paris - France

Of the various languages in which the ICC Rules for Expertise may be published, the English and French versions are the only official texts.

© International Chamber of Commerce 2002

All rights reserved. No part of this publication may be reproduced by whatsoever means, or translated, without the prior permission in writing of the publisher.

ICC No.: publication 649

Date of this online publication: September 2005

TABLE OF CONTENTS

	page
Foreword	**4**
Suggested ICC Expertise Clauses	**5**
Rules for Expertise of the International Chamber of Commerce	**7**
Section I : General Provisions	7
Section II : Proposal of Experts	8
Section III : Appointment of Experts	10
Section IV : Administration of Expertise Proceedings	14
Section V : Miscellaneous	20
Appendix I **Statutes of the Standing Committee of the ICC International Centre for Expertise**	**22**
Appendix II **Schedule of Expertise Costs**	**24**

3

FOREWORD

Experts with specialized knowledge in technical, legal, financial and other fields may be useful in a variety of situations. The ICC International Centre for Expertise responds to this need by offering three distinct services: the proposal of experts, the appointment of experts, and the administration of expertise proceedings.

The selection of competent experts, especially in an international context, is a delicate task. The Centre's privileged position at the heart of a worldwide business organization makes it particularly well-placed to fulfil this role. The Centre has proposed and appointed experts to give opinions on a wide range of subjects from accounting and contractual matters to the assessment of industrial processes and equipment.

Business needs and expertise have evolved since the ICC International Centre for Expertise was created in 1976. This makes it necessary periodically to revise the ICC Rules for Expertise under which the Centre operates. The present rules, in force as from 1 January 2003, replace the previous revision of 1993 and introduce greater clarity and flexibility in the conduct of proceedings. Each of the Centre's three services is clearly distinguished and systematically described. Two appendices deal respectively with the Standing Committee of the International Centre for Expertise and costs.

ICC expertise is part of the wide-ranging services offered by the world business organization to facilitate international commercial relations. Expertise may be used in a variety of contexts: to remove uncertainty in business operations, to assist the amicable settlement of disputes, or in connection with litigation or arbitration. It is valuable both as a service in its own right and as a complement to other dispute resolution services. In this regard, a notable feature of the revised rules is the waiver of the non-refundable charge for the proposal of an expert when requested by an arbitral tribunal acting under the ICC Rules of Arbitration.

4

SUGGESTED ICC EXPERTISE CLAUSES

OPTIONAL ICC EXPERTISE

'The parties may at any time, without prejudice to any other proceedings, agree to submit any dispute arising out of or in connection with clause [X] of the present contract to administered expertise proceedings in accordance with the Rules for Expertise of the International Chamber of Commerce.'

OBLIGATION TO SUBMIT DISPUTE TO ICC EXPERTISE

'In the event of any dispute arising out of or in connection with clause [X] of the present contract, the parties agree to submit the matter to administered expertise proceedings in accordance with the Rules for Expertise of the International Chamber of Commerce. [The findings of the expert shall be binding upon the parties.]'

OBLIGATION TO SUBMIT DISPUTE TO ICC EXPERTISE, FOLLOWED BY ICC ARBITRATION AS REQUIRED

'In the event of any dispute arising out of or in connection with clause [X] of the present contract, the parties agree to submit the matter, in the first instance, to administered expertise proceedings in accordance with the Rules for Expertise of the International Chamber of Commerce. If the dispute has not been resolved through such administered expertise proceedings it shall, after the Centre's notification of the termination of the expertise proceedings, be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules of Arbitration.'

ICC ACTING AS APPOINTING AUTHORITY IN PARTY-ADMINISTERED EXPERTISE

'In the event of any dispute arising out of or in connection with clause [X] of the present contract, the parties agree

5

ICC Expertise Clauses

to submit the matter to an expertise as defined in clause [Y] of the present contract. The expert shall be appointed by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules for Expertise of the International Chamber of Commerce.'

6

RULES FOR EXPERTISE

SECTION I
GENERAL PROVISIONS

Article 1
The International Centre for Expertise

1

The International Centre for Expertise (the 'Centre') is a service centre of the International Chamber of Commerce (ICC). The Centre can perform one or more of the following functions in connection with domestic or international business matters:

A) Proposal of experts

Upon the request of any physical or legal person(s) or any court or tribunal (a 'Person'), the Centre can provide the name of one or more experts in a particular field of activity, pursuant to Section II of these Rules. The Centre's role is limited to proposing the name of one or more experts. The Person requesting a proposal may then contact directly the proposed expert(s), and, as the case may be, agree with such expert(s) on the scope of the appropriate mission and fees. There is no obligation to make use of the services of an expert proposed by the Centre. The proposal of an expert may be useful in many different contexts. A person may require an expert in connection with its ongoing business activities or in connection with contractual relations. A party to an arbitration may wish to obtain the name of a potential expert witness. A court or arbitral tribunal which has decided to appoint an expert may seek a proposal from the Centre.

B) Appointment of experts

The Centre will appoint an expert, pursuant to Section III of these Rules, in situations where the parties have agreed to the appointment of an expert and have agreed to use the Centre as the appointing authority or where the Centre is otherwise satisfied that there

7

ICC Rules for Expertise

is a sufficient basis for appointing an expert. In such cases the appointment by the Centre shall be binding on the parties. The Centre's role is limited to appointing the expert in question.

C) Administration of expertise proceedings

When the parties have agreed upon the administration of expertise proceedings by the Centre or when the Centre is otherwise satisfied that there is a sufficient basis for administering expertise proceedings, the Centre will administer the proceedings pursuant to Section IV of these Rules.

2

The Centre consists of a Standing Committee and a Secretariat which is provided by ICC. The statutes of the Standing Committee are set forth in Appendix I.

SECTION II
PROPOSAL OF EXPERTS

Article 2
Recourse to the Centre

1

Any Person may ask the Centre to propose one or more experts by submitting a request for proposal of experts (the 'Request for Proposal') to the Centre at the ICC International Secretariat in Paris.

2

The Request for Proposal shall include:

a) the name, address, telephone and facsimile numbers and e-mail address of each Person filing the Request for Proposal;
b) a statement that the requesting Person is seeking the proposal of an expert by the Centre;
c) a description of the field of activity of the expert to be proposed along with any desired qualifications of the

8

ICC Rules for Expertise

expert, including but not limited to education, language skills and professional experience, and any undesired attributes of the expert;

d) a description of any matters which would disqualify a potential expert; and

e) a description of the work to be carried out by the expert and the desired time frame for completing such work.

3

Unless requested to do so by the Person seeking the proposal of an expert, the Centre will not notify any other person of the filing of a Request for Proposal.

Article 3
The Expert

1

Any proposal of an expert by the Centre shall be made by the Centre either through an ICC national committee or otherwise. The Centre's role normally ends on notification of the proposal unless the Centre is asked to appoint the proposed expert and/or administer the procedure pursuant to Sections III and IV.

2

Prior to the proposal of an expert, the Centre shall consider in particular the prospective expert's qualifications relevant to the circumstances of the case, and the expert's availability, place of residence, and language skills.

3

Before a proposal, a prospective expert shall sign a statement of independence and disclose in writing to the Centre any facts or circumstances which might be of such a nature as to call into question the expert's independence in the eyes of the Person filing the Request for Proposal. The Centre shall provide such information in writing to such Person and shall fix a time limit for any comments from such Person.

9

15

ICC Rules for Expertise

Article 4
Costs for the Proposal of an Expert

1

Each Request for Proposal must be accompanied by the non-refundable amount specified in Article 1 of Appendix II. This amount represents the total cost for the proposal of one expert by the Centre. No Request for Proposal shall be processed unless accompanied by the requisite payment.

2

When the Centre is requested to propose more than one expert, the non-refundable amount accompanying the Request for Proposal and to be paid by the requesting Person is the amount specified in the preceding paragraph multiplied by the number of experts requested.

SECTION III
APPOINTMENT OF EXPERTS

Article 5
Recourse to the Centre

1

Any request for the appointment of an expert (the 'Request for Appointment') shall be submitted to the Centre at the ICC International Secretariat in Paris. Any such request shall be processed by the Centre only when it is based upon an agreement between the parties for the appointment of an expert by the Centre or when the Centre is otherwise satisfied that there is a sufficient basis for appointing an expert.

2

The date on which the Request for Appointment is received by the Centre shall, for all purposes, be deemed to be the date of the commencement of the agreed or required expertise.

10

ICC Rules for Expertise

3

The Request for Appointment shall include:

a) the name, address, telephone and facsimile numbers and e-mail address of each Person filing the Request for Appointment and of any other persons involved in the expertise;

b) a statement that the requesting Person is seeking the appointment of an expert by the Centre;

c) a description of the field of activity of the expert to be appointed along with any desired qualifications of the expert, including but not limited to education, language skills and professional experience, and any undesired attributes of the expert;

d) a description of any matters which would disqualify a potential expert;

e) a description of the work to be carried out by the expert and the desired time frame for completing such work; and

f) a copy of any agreement for the appointment of an expert by the Centre and/or of any other elements which form the basis for the Request for Appointment.

4

The Centre shall promptly inform the other party or parties in writing of the Request for Appointment once the Centre has sufficient copies of the Request for Appointment and has received the non-refundable amount required under Article 8.

5

When the Request for Appointment is not made jointly by all of the parties, and/or when the parties do not agree on the qualifications of the expert, and/or when the parties do not agree on the expert's work, the Centre shall send a copy of the Request for Appointment to the other party or parties who may make observations within a time limit fixed by the Centre.

Observations received shall be communicated by the Centre to the other party or parties for comments within a time limit fixed by the Centre.

11

ICC Rules for Expertise

6

The Centre shall proceed with the Request for Appointment as it sees fit and will inform the parties of how it will proceed.

Article 6
Written Notifications or Communications

1

All written communications submitted to the Centre by any party to the expertise, as well as all documents annexed thereto, shall be supplied in a number of copies sufficient to provide one copy for the Centre, one copy for each party and one copy for each expert.

2

All notifications or communications from the Centre shall be made to the last address of the party or its representative for whom the same are intended, as notified by the party in question or by the other party. Such notification may be made by delivery against receipt, registered post, courier, facsimile transmission, telex, telegram or any other means of telecommunication that provides a record of the sending thereof.

3

A notification or communication shall be deemed to have been made on the day it was received by the party itself or by its representative, or would have been received if made in accordance with the preceding paragraph.

Article 7
The Expert

1

Any appointment of an expert by the Centre shall be made by the Centre either through an ICC national committee or otherwise.

2

Prior to the appointment of an expert, the Centre shall consider in particular the prospective expert's qualifications relevant to the circumstances of the case, the expert's availability, place of residence and relevant

12

ICC Rules for Expertise

language skills, and any observations, comments or requests made by the parties. In appointing the expert the Centre shall apply any agreement of the parties related to the appointment.

3

Every expert must be independent of the parties involved in the expertise proceedings, unless otherwise agreed in writing by such parties.

4

Before an appointment, a prospective expert shall sign a statement of independence and disclose in writing to the Centre any facts or circumstances which might be of such a nature as to call into question the expert's independence in the eyes of the parties. The Centre shall provide such information to the parties in writing and fix a time limit for any comments from them.

Article 8
Costs for the Appointment of an Expert

1

Each Request for Appointment must be accompanied by the non-refundable amount specified in Article 2 of Appendix II. This amount represents the total cost for the appointment of one expert by the Centre. No Request for Appointment shall be processed unless accompanied by the requisite payment.

2

When the Centre is requested to appoint more than one expert, the non-refundable amount accompanying the Request for Appointment and to be paid by the requesting Person is the amount specified in the preceding paragraph multiplied by the number of experts requested.

3

When the Centre is requested to appoint an expert who has already been proposed by the Centre in connection with the same matter, the Centre shall charge half of the non-refundable amount specified in Article 2 of

13

ICC Rules for Expertise

Appendix II in addition to the already paid amount specified in Article 1 of Appendix II.

SECTION IV
ADMINISTRATION OF EXPERTISE PROCEEDINGS

Article 9
Recourse to the Centre

1

Any request for the administration of expertise proceedings (the 'Request for Administration') shall be submitted to the Centre at the ICC International Secretariat in Paris. Any such request shall be processed by the Centre only when it is based upon an agreement for the administration of expertise proceedings by the Centre or when the Centre is otherwise satisfied that there is a sufficient basis for administering expertise proceedings.

2

The date on which the Request for Administration is received by the Centre shall, for all purposes, be deemed to be the date of the commencement of the expertise proceedings.

3

The Request for Administration shall include:

a) the name, address, telephone and facsimile numbers and e-mail address of each Person filing the Request for Administration and of any other persons involved in the expertise proceedings;

b) a statement that the requesting Person is seeking the administration of expertise proceedings by the Centre;

c) a description of the field of activity of the expert along with any desired qualifications of the expert, including but not limited to education, language skills and professional experience, and any undesired attributes of the expert;

14

ICC Rules for Expertise

d) a description of any matters which would disqualify a potential expert;

e) a description of the work to be carried out by the expert and the desired time frame for completing such work; and

f) a copy of any agreement for the administration of expertise proceedings by the Centre and/or of any other elements which form the basis for the Request for Administration.

4

The Centre shall promptly inform the other party or parties in writing of the Request for Administration once the Centre has sufficient copies of the Request for Administration and has received the non-refundable amount required under Article 14.

5

The administration of the expertise proceedings by the Centre shall consist *inter alia* of:

a) coordination between the parties and the expert;

b) initiating the appropriate steps to encourage the expeditious completion of the expertise proceedings;

c) supervising the financial aspects of the proceedings;

d) appointment of an expert using the procedure referred to in Section III or confirmation of an expert agreed to by all of the parties;

e) review of the form of the expert's report;

f) notification of the expert's final report to the parties; and

g) notification of the termination of the expertise proceedings.

Article 10
Written Notifications or Communications

1

All written communications submitted to the Centre by any party to the expertise proceedings, as well as all documents annexed thereto, shall be supplied in a

15

ICC Rules for Expertise

number of copies sufficient to provide one copy for the Centre, one copy for each party and one copy for each expert.

2

All notifications or communications from the Centre and the expert shall be made to the last address of the party or its representative for whom the same are intended, as notified either by the party in question or by the other party. Such notification may be made by delivery against receipt, registered post, courier, facsimile transmission, telex, telegram or any other means of telecommunication that provides a record of the sending thereof.

3

A notification or communication shall be deemed to have been made on the day it was received by the party itself or by its representative, or would have been received if made in accordance with the preceding paragraph.

Article 11
Independence of the Expert – Replacement of the Expert

1

Every expert must remain independent of the parties involved in the expertise proceedings, unless otherwise agreed in writing by such parties.

2

An expert appointed by the Centre, who has died or resigned or is unable to carry out the expert's functions, shall be replaced.

3

An expert appointed by the Centre shall be replaced upon the written request of all of the parties.

4

If any party objects that the expert does not have the necessary qualifications or is not fulfilling the expert's functions in accordance with these Rules or in a timely fashion, the Centre may replace the expert after having

16

ICC Rules for Expertise

considered the observations of the expert and the other party or parties.

5

When an expert is to be replaced, the Centre has discretion to decide whether or not to follow the original appointing process.

Article 12
The Expert's Mission

1

The expert, after having consulted the parties, shall set out the expert's mission in a written document. That document shall not be inconsistent with anything in these Rules and shall be communicated to the parties and to the Centre. Such document shall include:

a) the names, addresses, telephone and facsimile numbers and e-mail addresses of the parties;
b) a list of issues to be treated in the expert's report;
c) the name(s), address(es), telephone and facsimile numbers and e-mail address(es) of the expert or experts;
d) the procedure to be followed by the expert and the place where the expertise should be conducted; and
e) a statement indicating the language in which the proceedings will be conducted.

Modifications to the expert's mission may be made by the expert, in writing, only after full consultation with the parties. Any such written modifications shall be communicated to the parties and to the Centre.

2

Upon preparing the document setting out the expert's mission, or as soon as possible thereafter, the expert, after having consulted the parties, shall prepare a provisional timetable for the conduct of the expertise proceedings. The timetable shall be communicated to the parties and to the Centre. Any subsequent modifications of the provisional timetable shall be promptly communicated to the parties and to the Centre.

17

ICC Rules for Expertise

3

The expert's main task is to make findings in a written expert's report within the limits set by the expert's mission after giving the parties the opportunity to be heard and/or to make written submissions. Unless otherwise agreed by all of the parties, the findings of the expert shall not be binding upon the parties.

4

Unless otherwise agreed by the parties, the expert's report shall be admissible in any judicial or arbitral proceeding in which all of the parties thereto were parties to the expertise proceedings in which such report was prepared.

5

Any information given to the expert by the Centre or any party during the course of the expertise shall be used by the expert only for the purposes of the expertise and shall be treated by the expert as confidential.

6

The expert's report shall be submitted in draft form to the Centre before it is signed. The Centre may lay down modifications only as to the form of the report. No report shall be communicated to the parties by the expert. No report shall be signed by the expert prior to the Centre's approval of such report.

7

The Centre may waive the requirements laid down in Article 12(6) if expressly requested to do so in writing by all the parties and if the Centre considers that such a waiver is appropriate under the circumstances of the case.

8

The expert's report, after it is signed by the expert, shall be sent to the Centre in as many copies as there are parties plus one for the Centre. Thereafter, the Centre shall notify the expert's report to the party or parties and declare in writing that the expertise proceedings have been terminated.

18

ICC Rules for Expertise

Article 13
Duties and Responsibilities of the Parties

1

The non-participation of a party in the expertise proceedings does not deprive the expert of the power to make findings and render the expert's report, provided that such party has been given the opportunity to participate.

2

In agreeing to the application of these Rules the parties undertake to provide the expert with all facilities in order to implement the expert's mission and, in particular, to make available all documents the expert may consider necessary and also to grant the expert free access to any place where the expert may be required to go for the proper completion of the expert's mission.

Article 14
Costs for the Administration of Expertise Proceedings

1

Each Request for Administration must be accompanied by the non-refundable amount specified in Article 3 of Appendix II. This amount will be credited to the requesting party's or parties' portion of the deposit pursuant to Article 14(3).

2

When the Centre is requested to administer expertise proceedings where the expert has already been proposed or appointed by the Centre in connection with the same matter, the non-refundable amount specified in Article 3 of Appendix II shall not be paid in addition to the non-refundable amounts paid for the proposal or the appointment of an expert and specified in Articles 1 and 2 of Appendix II.

3

Following the receipt of a Request for Administration, the Centre shall request the parties to pay a deposit in an

19

ICC Rules for Expertise

amount likely to cover the administrative expenses of the Centre and the fees and expenses of the expert for the expertise proceedings, as set out in Article 3, paragraphs (2) and (3), of Appendix II. The expertise proceedings shall not go forward until payment of such deposit has been received by the Centre.

4

In any case where the Centre considers that the deposit is not likely to cover the total costs of the expertise proceedings, the amount of such deposit may be subject to readjustment. When the request for the corresponding payments has not been complied with, the Centre may suspend the expertise proceedings and set a time limit, on the expiry of which the expertise proceedings may be considered withdrawn.

5

Upon termination of administered expertise proceedings, the Centre shall settle the total costs of the proceedings and shall, as the case may be, reimburse the party or parties for any excess payment or bill the party or parties for any balance required pursuant to these Rules. The balance, if any, shall be payable before the notification of the final expert's report to the party or parties.

6

All above deposits and costs shall be borne in equal shares by the parties, unless they agree otherwise in writing. However, any party shall be free to pay the unpaid balance of such deposits and costs should the other party or parties fail to pay its or their share.

SECTION V
MISCELLANEOUS

Article 15
Waiver

A party which proceeds with the expertise proceedings without raising an objection to a failure to comply with any provision of these Rules, any direction given by the

20

ICC Rules for Expertise

Centre or by the expert, or any requirement of the expert's mission, or any requirement relating to the appointment of an expert or to the conduct of the expertise proceedings, shall be deemed to have waived its right to object.

Article 16
Exclusion of Liability

Neither the experts, nor the Centre, nor ICC and its employees, nor the ICC national committees shall be liable to any person for any act or omission in connection with the expertise procedure.

Article 17
General Rule

In all matters not expressly provided for in these Rules, the Centre and the experts shall act in the spirit of these Rules.

21

APPENDIX I
STATUTES OF THE STANDING COMMITTEE OF THE ICC INTERNATIONAL CENTRE FOR EXPERTISE

Article 1
Composition of the Standing Committee

The Standing Committee is composed of a maximum of eleven members (a chairman, two vice-chairmen and up to eight members) appointed by ICC for a three-year renewable term.

Article 2
Meetings

A meeting of the Standing Committee shall be convened by its chairman whenever necessary.

Article 3
Function and Duties of the Standing Committee

1

The function of the Standing Committee is to assist the Secretariat in reviewing the qualifications of the experts to be proposed and/or appointed by the ICC International Centre for Expertise. The Standing Committee shall advise the Secretariat concerning all aspects of expertise to help to assure the quality of the Centre.

2

In the absence of the chairman, or otherwise at the chairman's request, one of the two vice-chairmen shall be appointed by the chairman or by the Secretariat in the absence of an appointment by the chairman to fulfil the tasks of the chairman, including taking decisions pursuant to these statutes.

3

The Secretariat shall inform the members of the Standing Committee about all Requests for Proposal and Requests for Appointment and ask the members for their advice.

22

Appendix I to the ICC Rules for Expertise

The chairman of the Standing Committee shall make the final decision on the proposal or appointment of the expert.

4

In the case of a Request for Administration pursuant to Section IV:

A) the Standing Committee shall be informed of the death or resignation of an expert as well as of any objection by the party or parties or the Centre concerning an expert, or of any other matter requiring the replacement of the expert. It shall advise the Secretariat whether the objection of the party or parties pursuant to Article 11(3) or of the Centre pursuant to Article 11(4) of the Rules for Expertise is justified and make recommendations to the chairman. The chairman shall decide on the justification of any objection and/or on the manner in which the replacement will be made;

B) the chairman shall fix the expert's or experts' fees and expenses in accordance with Article 3(3) of Appendix II to the Rules for Expertise; and

C) upon the premature termination of the expertise, the chairman shall fix the costs of the expertise pursuant to Article 3(4) of Appendix II to the Rules for Expertise.

Article 4
Confidentiality

The work of the Standing Committee and the Secretariat is of a confidential nature which must be respected by everyone who participates in that work in whatever capacity.

23

Appendix II to the ICC Rules for Expertise

APPENDIX II
SCHEDULE OF EXPERTISE COSTS

Article 1
Costs for Proposal

The non-refundable amount for the proposal of an expert pursuant to the Rules for Expertise is US$ 2,500, provided, however, that the proposal of an expert made at the request of an arbitral tribunal acting pursuant to the ICC Rules of Arbitration shall be free of charge. The non-refundable amount is payable by the requesting Person(s). No request shall be processed unless accompanied by the requisite payment.

Article 2
Costs for Appointment

The non-refundable amount for the appointment of an expert pursuant to the Rules for Expertise is US$ 2,500. This amount is payable by the requesting Person(s). No request shall be processed unless accompanied by the requisite payment.

Article 3
Costs for Administration

1

The non-refundable amount for sole administration of the expertise proceedings pursuant to the Rules for Expertise is US$ 2,500. This amount is payable by the requesting Person(s). No request shall be processed unless accompanied by the requisite payment.

2

The administrative expenses of the Centre for the expertise proceedings shall be fixed at the Centre's discretion depending on the tasks carried out by the Centre. They shall not exceed 15% of the total expert's fees and not be less than US$ 2,500.

24

Appendix II to the ICC Rules for Expertise

3

The fees of the expert shall be calculated on the basis of the time reasonably spent by the expert in the expertise proceedings, at a daily rate fixed for such proceedings by the Centre in consultation with the expert and the party or parties. Such daily rate shall be reasonable in amount and shall be determined in light of the complexity of the dispute and any other relevant circumstances. The amount of reasonable expenses of the expert shall be fixed by the Centre.

4

If an expertise terminates before the notification of the final report, the Centre shall fix the costs of the expertise at its discretion, taking into account the stage attained by the expertise proceedings and any other relevant circumstances.

5

Amounts paid to the expert do not include any possible value added taxes (VAT) or other taxes or charges and imposts applicable to the expert's fees. Parties have a duty to pay any such taxes or charges; however, the recovery of any such charges or taxes is a matter solely between the expert and the party or parties.

25